Exhibit 99.1

THE NEW HOME COMPANY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2017	2016
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Assets
Cash and cash equivalents	$110,113	$30,496
Restricted cash	209	585
Contracts and accounts receivable	25,682	27,833
Due from affiliates	456	1,138
Real estate inventories	321,994	286,928
Investment in and advances to unconsolidated joint ventures	54,204	50,857
Other assets	25,107	21,299
Total assets	$537,765	$419,136

Liabilities and equity
Accounts payable	$38,082	$33,094
Accrued expenses and other liabilities	12,439	23,418
Unsecured revolving credit facility	—	118,000
Senior notes, net	241,738	—
Total liabilities	292,259	174,512
Commitments and contingencies (Note 10)
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 20,863,399 and 20,712,166, shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	209	207
Additional paid-in capital	197,205	197,161
Retained earnings	48,001	47,155
Total stockholders' equity	245,415	244,523
Noncontrolling interest in subsidiary	91	101
Total equity	245,506	244,624
Total liabilities and equity	$537,765	$419,136
See accompanying notes to the unaudited condensed consolidated financial statements.

THE NEW HOME COMPANY INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2017	2016
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$69,406	$42,303
Fee building, including management fees from unconsolidated joint ventures of $1,214 and $2,175, respectively	55,617	42,937
	125,023	85,240
Cost of Sales:
Home sales	60,065	36,670
Fee building	53,926	40,914
	113,991	77,584

Gross Margin:
Home sales	9,341	5,633
Fee building	1,691	2,023
	11,032	7,656

Selling and marketing expenses	(5,001)	(3,476)
General and administrative expenses	(5,090)	(5,175)
Equity in net income (loss) of unconsolidated joint ventures	306	(7)
Other income (expense), net	113	(109)
Income (loss) before income taxes	1,360	(1,111)
(Provision) benefit for income taxes	(524)	242
Net income (loss)	836	(869)
Net loss attributable to noncontrolling interest	10	55
Net income (loss) attributable to The New Home Company Inc.	$846	$(814)

Earnings (loss) per share attributable to The New Home Company Inc.:
Basic	$0.04	$(0.04)
Diluted	$0.04	$(0.04)
Weighted average shares outstanding:
Basic	20,767,464	20,599,014
Diluted	20,899,263	20,599,014
See accompanying notes to the unaudited condensed consolidated financial statements.

THE NEW HOME COMPANY INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF EQUITY

	Stockholders’ Equity					Noncontrolling Interest in Subsidiary	Total Equity
	Number of Shares of Common Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	(Dollars in thousands)
Balance at December 31, 2016	20,712,166	$207	$197,161	$47,155	$244,523	$101	$244,624
Net income (loss)				846	846	(10)	836
Stock-based compensation expense			611		611		611
Shares net settled with the Company to satisfy minimum employee personal income tax liabilities resulting from share based compensation plans	(53,613)		(565)		(565)		(565)
Shares issued through stock plans	204,846	2	(2)		—		—
Balance at March 31, 2017	20,863,399	$209	$197,205	$48,001	$245,415	$91	$245,506

See accompanying notes to the unaudited condensed consolidated financial statements.

THE NEW HOME COMPANY INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2017	2016
	(Dollars in thousands)
Operating activities:
Net income (loss)	$836	$(869)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Deferred taxes	(54)	(27)
Amortization of equity based compensation	611	985
Excess income tax provision from stock-based compensation	—	97
Distributions of earnings from unconsolidated joint ventures	1,588	—
Equity in net (income) loss of unconsolidated joint ventures	(306)	7
Deferred profit from unconsolidated joint ventures	148	312
Depreciation	123	125
Abandoned project costs	34	149
Net changes in operating assets and liabilities:
Restricted cash	376	138
Contracts and accounts receivable	2,151	5,875
Due from affiliates	799	53
Real estate inventories	(36,077)	(98,712)
Other assets	(3,669)	(3,616)
Accounts payable	4,988	5,470
Accrued expenses and other liabilities	(10,979)	(10,723)
Due to affiliates	—	(30)
Net cash used in operating activities	(39,431)	(100,766)
Investing activities:
Purchases of property and equipment	(50)	(174)
Contributions and advances to unconsolidated joint ventures	(3,796)	(4,327)
Distributions of capital from unconsolidated joint ventures	24	3,531
Net cash used in investing activities	(3,822)	(970)
Financing activities:
Borrowings from credit facility	72,000	115,000
Repayments of credit facility	(190,000)	—
Proceeds from senior notes	247,402	—
Borrowings from other notes payable	—	339
Repayments of other notes payable	—	(14,822)
Payment of debt issuance costs	(5,967)	—
Minimum tax withholding paid on behalf of employees for stock awards	(565)	(630)
Excess income tax provision from stock-based compensation	—	(97)
Net cash provided by financing activities	122,870	99,790
Net increase (decrease) in cash and cash equivalents	79,617	(1,946)
Cash and cash equivalents – beginning of period	30,496	45,874
Cash and cash equivalents – end of period	$110,113	$43,928
See accompanying notes to the unaudited condensed consolidated financial statements.

THE NEW HOME COMPANY INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Summary of Significant Accounting Policies

Organization

The New Home Company Inc. (the “Company”), a Delaware Corporation, and its subsidiaries are primarily engaged in all aspects of residential real estate development, including acquiring land and designing, constructing and selling homes in California and Arizona.

Basis of Presentation

The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts have been eliminated upon consolidation.

The accompanying unaudited condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X and should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The accompanying unaudited condensed financial statements include all adjustments (consisting of normal recurring entries) necessary for the fair presentation of our results for the interim period presented. Results for the interim period are not necessarily indicative of the results to be expected for the full year.

Unless the context otherwise requires, the terms “we”, “us”, “our” and “the Company” refer to the Company and its wholly owned subsidiaries, on a consolidated basis.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying condensed consolidated financial statements and notes. Accordingly, actual results could differ materially from these estimates.

Reclassifications

Certain items in the prior year condensed consolidated statement of cash flows related to capitalized selling and marketing expenses have been reclassified to conform with current year presentation. Effective July 1, 2016, capitalized selling and marketing costs were reclassified to other assets from real estate inventories. Prior year periods have been reclassified to conform.

Segment Reporting

Accounting Standards Codification (“ASC”) 280, Segment Reporting (“ASC 280”) established standards for the manner in which public enterprises report information about operating segments. In accordance with ASC 280, we have determined that our homebuilding division and our fee building division are our operating segments.

Cash and Cash Equivalents

We define cash and cash equivalents as cash on hand, demand deposits with financial institutions, and short term liquid investments with a maturity date of less than three months from the date of purchase.

Restricted Cash

Restricted cash of $0.2 million and $0.6 million as of March 31, 2017 and December 31, 2016, respectively, is held in accounts for payments of subcontractor costs incurred in connection with various fee building projects.

Real Estate Inventories and Cost of Sales

We capitalize pre-acquisition, land, development and other allocated costs, including interest, property taxes and indirect construction costs. Pre-acquisition costs, including non-refundable land deposits, are expensed to other income (expense), net if we determine continuation of the prospective project is not probable.

THE NEW HOME COMPANY INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Land, development and other common costs are typically allocated to real estate inventories using a methodology that approximates the relative-sales-value method. Home construction costs per production phase are recorded using the specific identification method. Cost of sales for homes closed includes the estimated total construction costs of each home at completion and an allocation of all applicable land acquisition, land development and related common costs (both incurred and estimated to be incurred) based upon the relative-sales-value of the home within each project. Changes in estimated development and common costs are allocated prospectively to remaining homes in the project.

In accordance with Accounting Standards Codification ("ASC") 360, Property, Plant and Equipment (“ASC 360”), inventory is stated at cost, unless the carrying amount is determined not to be recoverable, in which case inventory is written down to its fair value. We review each real estate asset on a periodic basis or whenever indicators of impairment exist. Real estate assets include projects actively selling and projects under development or held for future development. Indicators of impairment include, but are not limited to, significant decreases in local housing market values and selling prices of comparable homes, significant decreases in gross margins or sales absorption rates, costs significantly in excess of budget, and actual or projected cash flow losses.

If there are indicators of impairment, we perform a detailed budget and cash flow review of the applicable real estate inventories to determine whether the estimated remaining undiscounted future cash flows of the project are more or less than the asset’s carrying value. If the undiscounted estimated future cash flows are more than the asset’s carrying value, no impairment adjustment is required. However, if the undiscounted estimated future cash flows are less than the asset’s carrying value, the asset is deemed impaired and is written down to fair value.

When estimating undiscounted estimated future cash flows of a project, we make various assumptions, including: (i) expected sales prices and sales incentives to be offered, including the number of homes available, pricing and incentives being offered by us or other builders in other projects, and future sales price adjustments based on market and economic trends; (ii) expected sales pace and cancellation rates based on local housing market conditions, competition and historical trends; (iii) costs expended to date and expected to be incurred including, but not limited to, land and land development costs, home construction costs, interest costs, indirect construction and overhead costs, and selling and marketing costs; (iv) alternative product offerings that may be offered that could have an impact on sales pace, sales price and/or building costs; and (v) alternative uses for the property.

Many assumptions are interdependent and a change in one may require a corresponding change to other assumptions. For example, increasing or decreasing sales absorption rates has a direct impact on the estimated per unit sales price of a home, the level of time sensitive costs (such as indirect construction, overhead and carrying costs), and selling and marketing costs (such as model maintenance costs and advertising costs). Depending on the underlying objective of the project, assumptions could have a significant impact on the projected cash flow analysis. For example, if our objective is to preserve operating margins, our cash flow analysis will be different than if the objective is to increase the velocity of sales. These objectives may vary significantly from project to project and over time.

If real estate assets are considered impaired, the impairment adjustments are calculated by determining the amount the asset's carrying value exceeds its fair value. We calculate the fair value of real estate projects using a land residual value analysis or a discounted cash flow analysis. Under the land residual value analysis, we estimate what a willing buyer would pay and what a willing seller would sell a parcel of land for (other than in a forced liquidation) in order to generate a market rate operating margin and return. Under the discounted cash flow method, the fair value is determined by calculating the present value of future cash flows using a risk adjusted discount rate. Critical assumptions that are included as part of these analyses include estimating future housing revenues, sales absorption rates, land development, construction and related carrying costs (including future capitalized interest), and all direct selling and marketing costs. This evaluation and the assumptions used by management to determine future estimated cash flows and fair value require a substantial degree of judgment, especially with respect to real estate projects that have a substantial amount of development to be completed, have not started selling or are in the early stages of sales, or are longer in duration. Actual revenues, costs and time to complete and sell a community could vary from these estimates which could impact the calculation of fair value of the asset and the corresponding amount of impairment that is recorded in our results of operations.

THE NEW HOME COMPANY INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Capitalization of Interest

We follow the practice of capitalizing interest to real estate inventories during the period of development and to investments in unconsolidated joint ventures, when applicable, in accordance with ASC 835, Interest (“ASC 835”). Interest capitalized as a cost component of real estate inventories is included in cost of home sales as related homes or lots are sold. To the extent interest is capitalized to investment in unconsolidated joint ventures, it is included as a reduction of income from unconsolidated joint ventures when the related homes or lots are sold to third parties. To the extent our debt exceeds our qualified assets as defined in ASC 835, we expense a portion of the interest incurred by us. Qualified assets represent projects that are actively selling or under development as well as investments in unconsolidated joint ventures accounted for under the equity method until such equity investees begin their principal operations.

Revenue Recognition

Home Sales and Profit Recognition

In accordance with ASC 360, revenue from home sales and other real estate sales are recorded and a profit is recognized when the respective homes are closed under the full accrual method. Home sales and other real estate sales are closed when all conditions of escrow are met, including delivery of the home or other real estate asset, title passes, appropriate consideration is received and collection of associated receivables, if any, is reasonably assured. Sales incentives are a reduction of revenues when the respective home is closed. When it is determined that the earnings process is not complete, the sale and related profit are deferred for recognition in future periods. The profit we record is based on the calculation of cost of sales, which is dependent on our allocation of costs, as described in more detail above in the section entitled “Real Estate Inventories and Cost of Sales.”

Fee Building

The Company enters into fee building agreements to provide services whereby it builds homes on behalf of independent third-party property owners. The independent third-party property owner funds all project costs incurred by the Company to build and sell the homes. The Company primarily enters into cost plus fee contracts where it charges independent third-party property owners for all direct and indirect costs plus a negotiated management fee. For these types of contracts, the Company recognizes revenue based on the actual total costs it has expended plus the applicable management fee. The management fee is typically a fixed fee based on a percentage of the cost or home sales revenue of the project depending on the terms of the agreement with the independent third-party property owner. In accordance with ASC 605, Revenue Recognition (“ASC 605”), revenues from fee building services are recognized using a cost-to-cost approach in applying the percentage-of-completion method. Under this approach, revenue is earned in proportion to total costs incurred, divided by total costs expected to be incurred. The total estimated cost plus the management fee represents the total contract value. The Company recognizes revenue based on the actual labor and other direct costs incurred, plus the portion of the management fee it has earned to date. In the course of providing its services, the Company routinely subcontracts for services and incurs other direct costs on behalf of the property owners. These costs are passed through to the property owners and, in accordance with industry practice and GAAP, are included in the Company’s revenue and cost of revenue. The Company recognizes revenue for any incentive compensation when such financial thresholds are probable of being met and such compensation is deemed to be collectible, generally at the date the amount is communicated to us by the independent third-party property owner.

The Company also enters into fee building and management contracts with third parties and its unconsolidated joint ventures where it provides construction supervision services, as well as sales and marketing services, and does not bear financial risks for any services provided. In accordance with ASC 605, revenues from these services are recognized over a proportional performance method or completed performance method. Under ASC 605, revenue is earned as services are provided in proportion to total services expected to be provided to the customer or on a straight line basis if the pattern of performance cannot be determined. Costs are recognized as incurred. Revenue recognition for any portion of the fees earned from these services that are contingent upon a financial threshold or specific event is deferred until the threshold is achieved or the event occurs.

The Company’s fee building revenues have historically been concentrated with a small number of customers. For the three months ended March 31, 2017 and 2016, one customer comprised 98% and 95% of fee building revenue, respectively. The balance of the fee building revenues represented management fees earned from unconsolidated joint ventures. As of March 31, 2017 and December 31, 2016, one customer comprised 81% and 87% of contracts and accounts receivable, respectively.

THE NEW HOME COMPANY INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Variable Interest Entities

The Company accounts for variable interest entities in accordance with ASC 810, Consolidation (“ASC 810”). Under ASC 810, a variable interest entity (“VIE”) is created when: (a) the equity investment at risk in the entity is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties, including the equity holders; (b) the entity’s equity holders as a group either (i) lack the direct or indirect ability to make decisions about the entity, (ii) are not obligated to absorb expected losses of the entity or (iii) do not have the right to receive expected residual returns of the entity; or (c) the entity’s equity holders have voting rights that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of the equity holder with disproportionately few voting rights.

Once we consider the sufficiency of equity and voting rights of each legal entity, we then evaluate the characteristics of the equity holders' interests, as a group, to see if they qualify as controlling financial interests. Our real estate joint ventures consist of limited partnerships of limited liability companies. For entities structured as limited partnerships or limited liability companies, our evaluation of whether the equity holders (equity partners other than us in each our our joint ventures) lack the characteristics of a controlling financial interest includes the evaluation of whether the limited partners or non-managing members (the noncontrolling equity holders) lack both substantive participating rights and substantive kick-out rights, defined as follows:

•
Participating rights - provide the noncontrolling equity holders the ability to direct significant financial and operational decision made in the ordinary course of business that most significantly influence the entity's economic performance.

•	Kick-out rights - allow the noncontrolling equity holders to remove the general partner or managing member without cause.

If we conclude that any of the three characteristics of a VIE are met, including if equity holders lack the characteristics of a controlling financial interest because they lack both substantive participating rights and substantive kick-out rights, we conclude that the entity is a VIE and evaluate it for consolidation under the variable interest model.

If an entity is deemed to be a VIE pursuant to ASC 810, the enterprise that has both (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (ii) the obligation to absorb the expected losses of the entity or right to receive benefits from the entity that could be potentially significant to the VIE is considered the primary beneficiary and must consolidate the VIE.

Under ASC 810, a non-refundable deposit paid to an entity may be deemed to be a variable interest that will absorb some or all of the entity’s expected losses if they occur. Our land purchase and lot option deposits generally represent our maximum exposure to the land seller if we elect not to purchase the optioned property. In some instances, we may also expend funds for due diligence, development and construction activities with respect to optioned land prior to takedown. Such costs are classified as real estate inventories, which we would have to write off should we not exercise the option. Therefore, whenever we enter into a land option or purchase contract with an entity and make a non-refundable deposit, a VIE may have been created.

As of March 31, 2017 and December 31, 2016, the Company was not required to consolidate any VIEs. In accordance with ASC 810, we perform ongoing reassessments of whether we are the primary beneficiary of a VIE.

Noncontrolling Interest

During 2013, the Company entered into a joint venture agreement with a third-party property owner. In accordance with ASC 810, the Company analyzed this arrangement and determined that it was not a VIE; however, the Company determined it was required to consolidate the joint venture as the Company has a controlling financial interest with the powers to direct the major decisions of the entity.  As of March 31, 2017 and December 31, 2016, the third-party investor had an equity balance of $0.1 million and $0.1 million, respectively.

Investments in and Advances to Unconsolidated Joint Ventures

We use the equity method to account for investments in homebuilding and land development joint ventures that qualify as VIEs where we are not the primary beneficiary and other entities that we do not control but have the ability to exercise

THE NEW HOME COMPANY INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

significant influence over the operating and financial policies of the investee. The Company also uses the equity method when we function as the managing member or general partner and our venture partner has substantive participating rights or where we can be replaced by our venture partner as managing member without cause.

As of March 31, 2017, the Company concluded that none of its joint ventures were VIEs and accounted for these entities under the equity method of accounting.

Under the equity method, we recognize our proportionate share of earnings and losses generated by the joint venture upon the delivery of lots or homes to third parties. Our proportionate share of intra-entity profits and losses are eliminated until the related asset has been sold by the unconsolidated joint venture to third parties. We classify cash distributions received from equity method investees using the cumulative earnings approach consistent with ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15"). Under the cumulative earnings approach, distributions received are considered returns on investment and shall be classified as cash inflows from operating activities unless the cumulative distributions received exceed cumulative equity in earnings. When such an excess occurs, the current-period distribution up to this excess is considered a return of investment and shall be classified as cash inflows from investing activities. Our ownership interests in our unconsolidated joint ventures vary, but are generally less than or equal to 35%. The accounting policies of our joint ventures are consistent with those of the Company.

We review real estate inventory held by our unconsolidated joint ventures for impairment, consistent with our real estate inventories. We also review our investments in and advances to unconsolidated joint ventures for evidence of other-than-temporary declines in value. To the extent we deem any portion of our investment in and advances to unconsolidated joint ventures as not recoverable, we impair our investment accordingly. For the three months ended March 31, 2017 and 2016, no impairments related to investment in and advances to unconsolidated joint ventures were recorded.

Selling and Marketing Expense

Selling and marketing costs incurred to sell real estate projects are capitalized to other assets in the accompanying condensed consolidated balance sheets if they are reasonably expected to be recovered from the sale of the project or from incidental operations, and are incurred for tangible assets that are used directly through the selling period to aid in the sale of the project or services that have been performed to obtain regulatory approval of sales. These capitalizable selling and marketing costs include, but are not limited to, model home design, model home decor and landscaping, and sales office/design studio setup. All other selling and marketing costs, such as commissions and advertising, are expensed in the period incurred and included in selling and marketing expense in the accompanying condensed consolidated statements of operations.

Warranty Accrual

We offer warranties on our homes that generally cover various defects in workmanship or materials, or structural construction defects for one year. Estimated future direct warranty costs are accrued and charged to cost of sales in the period when the related homebuilding revenues are recognized. Amounts are accrued based upon the Company’s historical rates. In addition, the Company has received warranty payments from third-party property owners for certain of its fee building projects that have since closed-out where the Company has the contractual risk of construction. These payments are recorded as warranty accruals. We assess the adequacy of our warranty accrual on a quarterly basis and adjust the amounts recorded if necessary. Our warranty accrual is included in accrued expenses and other liabilities in the accompanying condensed consolidated balance sheets and adjustments to our warranty accrual are recorded through cost of sales.

Contracts and Accounts Receivable

Contracts and accounts receivable primarily represent the fees earned, but not collected, and reimbursable project costs incurred in connection with fee building agreements. The Company periodically evaluates the collectability of its contracts receivable, and, if it is determined that a receivable might not be fully collectible, an allowance is recorded for the amount deemed uncollectible. This allowance for doubtful accounts is estimated based on management’s evaluation of the contracts involved and the financial condition of its customers. Factors considered in such evaluations include, but are not limited to: (i) customer type; (ii) historical contract performance; (iii) historical collection and delinquency trends; (iv) customer credit worthiness; and (v) general economic conditions. In addition to contracts receivable, escrow receivables are included in contracts and accounts receivable in the accompanying condensed consolidated balance sheets. As of March 31, 2017 and December 31, 2016, no allowance was recorded related to contracts and accounts receivable.

THE NEW HOME COMPANY INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment

Property and equipment are recorded at cost and included in other assets in the accompanying condensed consolidated balance sheets and depreciated using the straight-line method over their estimated useful lives ranging from three to five years. Leasehold improvements are stated at cost and are amortized using the straight-line method over the shorter of either their estimated useful lives or the term of the lease.

Income Taxes

Income taxes are accounted for in accordance with ASC 740, Income Taxes (“ASC 740”). The consolidated provision for, or benefit from, income taxes is calculated using the asset and liability method, under which deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.
Deferred tax assets are evaluated on a quarterly basis to determine if adjustments to the valuation allowance are required. In accordance with ASC 740, we assess whether a valuation allowance should be established based on the consideration of all available evidence using a “more likely than not” standard with respect to whether deferred tax assets will be realized. The ultimate realization of deferred tax assets depends primarily on the generation of future taxable income during the periods in which the differences become deductible. The value of our deferred tax assets will depend on applicable income tax rates. Judgment is required in determining the future tax consequences of events that have been recognized in our consolidated financial statements and/or tax returns. Differences between anticipated and actual outcomes of these future tax consequences could have a material impact on our consolidated financial statements.
ASC 740 defines the methodology for recognizing the benefits of uncertain tax return positions as well as guidance regarding the measurement of the resulting tax benefits.  These provisions require an enterprise to recognize the financial statement effects of a tax position when it is more likely than not (defined as a likelihood of more than 50%), based on the technical merits, that the position will be sustained upon examination.  In addition, these provisions provide guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  The evaluation of whether a tax position meets the more-likely-than-not recognition threshold requires a substantial degree of judgment by management based on the individual facts and circumstances.

Stock-Based Compensation

We account for share-based awards in accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”) and ASC 505-50, Equity – Equity Based Payments to Non-Employees (“ASC 505-50”).

ASC 718 requires that the cost resulting from all share-based payment transactions be recognized in a company's financial statements. ASC 718 requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans.

On June 26, 2015, the Company entered into an agreement that transitioned Joseph Davis' role within the Company from Chief Investment Officer to a non-employee consultant to the Company. On February 16, 2017, the Company entered into an agreement that transitioned Wayne Stelmar's role within the Company from Chief Investment Officer to a non-employee consultant and non-employee director. Per the agreements, Mr. Davis' and Mr. Stelmar's outstanding equity awards will continue to vest in accordance with their original terms. Under ASC 505-50, if an employee becomes a non-employee and continues to vest in an award pursuant to the award's original terms, that award will be treated as an award to a non-employee prospectively, provided the individual is required to continue providing services to the employer (such as consulting services). Based on the terms and conditions of both Mr. Davis' and Mr. Stelmar's consulting agreements noted above, we account for their share-based awards in accordance with ASC 505-50.

ASC 505-50 requires that these awards be accounted for prospectively, such that the fair value of the awards will be re-measured at each reporting date until the earlier of (a) the performance commitment date or (b) the date the services required under the transition agreement with Mr. Davis or Mr. Stelmar have been completed. ASC 505-50 requires that compensation cost ultimately recognized in the Company's financial statements be the sum of (a) the compensation cost recognized during the period of time the individual was an employee (based on the grant-date fair value) plus (b) the fair value of the award determined on the measurement date determined in accordance with ASC 505-50 for the pro-rata portion of the vesting period in which the individual was a non-employee. Mr. Davis' outstanding awards fully vested during January 2017 and were fully expensed.

THE NEW HOME COMPANY INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Beginning January 1, 2017, the Company adopted ASU No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The adoption of ASU 2016-09 had no effect on beginning retained earnings or any other components of equity or net assets. The Company has elected to apply the amendments in ASC 2016-09 related to the presentation of excess income tax provisions on the statement of cash flows using a prospective transition method resulting in no adjustment to the classification of the prior year excess income tax provision from stock-based compensation in the accompanying condensed consolidated statement of cash flows.

Recently Issued Accounting Standards

The Company qualifies as an “emerging growth company” pursuant to the provisions of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Section 102 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. As previously disclosed, the Company has chosen, irrevocably, to “opt out” of such extended transition period, and as a result, will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which supersedes existing accounting literature relating to how and when a company recognizes revenue. Under ASU 2014-09, a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods and services. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delayed the effective date of ASU 2014-09 by one year. As a public company, ASU 2014-09 is effective for our interim and annual reporting periods beginning after December 15, 2017, and at that time, we expect to adopt the new standard under the modified retrospective approach. We do not believe the adoption of ASU 2014-09 will have a material impact on the amount or timing of our homebuilding revenues. Although we are still evaluating the accounting for marketing costs under the new standard, there is a possibility that the adoption of ASU 2014-09 will impact the timing of recognition and classification in our consolidated financial statements of certain capitalized selling and marketing costs we incur to obtain sales contracts from our customers. Currently, these selling and marketing costs are capitalized to other assets and amortized to selling and marketing expenses as homes are delivered. Under the new guidance, some of these costs may need to be expensed immediately. We are continuing to evaluate the impact the adoption may have on other aspects of our business and on our consolidated financial statements and disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 will require organizations that lease assets (referred to as “lessees”) to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. Under ASU 2016-02, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Lessor accounting remains substantially similar to current GAAP. In addition, disclosures of leasing activities are to be expanded to include qualitative along with specific quantitative information. ASU 2016-02 is effective for interim and annual reporting periods beginning after December 15, 2018. ASU 2016-02 mandates a modified retrospective transition method. This guidance is not expected to have a material impact on our consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15. ASU 2016-15 provides guidance on how certain cash receipts and cash payments are to be presented and classified in the statement of cash flows.  ASU 2016-15 is effective for interim and annual reporting periods beginning after December 15, 2017, and early adoption is permitted.  We do not expect the adoption of ASU 2016-15 to have a material effect on our consolidated financial statements and disclosures.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash ("ASU 2016-18"). ASU 2016-16 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 is effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted. The guidance is not expected to have a material impact on our consolidated financial statements.

THE NEW HOME COMPANY INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805), Clarifying the Definition of a Business ("ASU 2017-01"). ASU 2017-01 clarifies the definition of a business with the objective of addressing whether transactions involving in-substance nonfinancial assets, held directly or in a subsidiary, should be accounted for as acquisitions or disposals of nonfinancial assets or of businesses. ASU 2017-01 is effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted for transactions, including acquisitions or dispositions, which occurred before the issuance date or effective date of the standard if the transactions were not reported in financial statements that have been issued or made available for issuance. The adoption of ASU 2017-01 is not expected to have a material effect on the Company’s consolidated financial statements.

2.    Computation of Earnings (Loss) Per Share
The following table sets forth the components used in the computation of basic and diluted earnings (loss) per share for the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,
	2017	2016
	(Dollars in thousands, except per share amounts)
Numerator:
Net income (loss) attributable to The New Home Company Inc.	$846	$(814)

Denominator:
Basic weighted-average shares outstanding	20,767,464	20,599,014
Effect of dilutive shares:
Stock options and unvested restricted stock units	131,799	—
Diluted weighted-average shares outstanding	20,899,263	20,599,014

Basic earnings (loss) per share attributable to The New Home Company Inc.	$0.04	$(0.04)
Diluted earnings (loss) per share attributable to The New Home Company Inc.	$0.04	$(0.04)

Antidilutive stock options and unvested restricted stock units not included in diluted earnings (loss) per share	846,018	1,214,427

THE NEW HOME COMPANY INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3.    Contracts and Accounts Receivable
Contracts and accounts receivable consist of the following:

	March 31,	December 31,
	2017	2016
	(Dollars in thousands)
Contracts receivable:
Costs incurred on fee building projects	$53,926	$178,103
Estimated earnings	1,691	8,404
	55,617	186,507
Less: amounts collected during the period	(34,730)	(162,203)
Contracts receivable	$20,887	$24,304

Contracts receivable:
Billed	$—	$—
Unbilled	20,887	24,304
	20,887	24,304
Accounts receivable:
Escrow receivables	4,795	3,385
Other receivables	—	144
Contracts and accounts receivable	$25,682	$27,833
Billed contracts receivable represent amounts billed to customers that have yet to be collected. Unbilled contracts receivable represents the contract revenue recognized but not yet billable pursuant to contract terms or administratively not invoiced. All unbilled receivables as of March 31, 2017 and December 31, 2016 are expected to be billed and collected within 30 days. Accounts payable at March 31, 2017 and December 31, 2016 includes $18.9 million and $22.8 million, respectively, related to costs incurred under the Company’s fee building contracts.

4.    Real Estate Inventories and Capitalized Interest
Real estate inventories are summarized as follows:

	March 31,	December 31,
	2017	2016
	(Dollars in thousands)
Deposits and pre-acquisition costs	$42,492	$38,723
Land held and land under development	87,078	98,596
Homes completed or under construction	150,141	93,628
Model homes	42,283	55,981
	$321,994	$286,928

All of our deposits and pre-acquisition costs are non-refundable, except for refundable deposits of $0.4 million and $4.1 million as of March 31, 2017 and December 31, 2016, respectively.
Land held and land under development includes costs incurred during site development such as land, development, indirects, and permits. Homes completed or under construction and model homes (except for capitalized selling and marketing costs, which are classified in other assets) include all costs associated with home construction, including land, development, indirects, permits, materials and labor.
In accordance with Accounting Standards Codification ("ASC") 360, Property, Plant and Equipment (“ASC 360”), inventory is stated at cost, unless the carrying amount is determined not to be recoverable, in which case inventory is written down to its fair value. We review each real estate asset at the community-level on a quarterly basis or whenever indicators of

THE NEW HOME COMPANY INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

impairment exist. For the three months ended March 31, 2017 and 2016, 26 and 19 projects, respectively, were subject to periodic impairment review, and the Company recognized no real estate-related impairments for either period.
Interest is capitalized to inventory during development and other qualifying activities. Interest capitalized as a cost of inventory is included in cost of sales as related homes are closed. Interest capitalized to investment in unconsolidated joint ventures is amortized to equity in net income (loss) of unconsolidated joint ventures as related joint venture homes or lots close. For the three months ended March 31, 2017 and 2016 interest incurred, capitalized and expensed was as follows:

	Three Months Ended March 31,
	2017	2016
	(Dollars in thousands)
Interest incurred	$2,036	$1,281
Interest capitalized to inventory	(1,872)	(1,281)
Interest capitalized to investments in unconsolidated joint ventures	(164)	—
Interest expensed	$—	$—

Capitalized interest in beginning inventory	$6,342	$4,190
Interest capitalized as a cost of inventory	1,872	1,281
Previously capitalized interest included in cost of sales	(1,551)	(648)
Capitalized interest in ending inventory	6,663	4,823

Capitalized interest in beginning investment in unconsolidated joint ventures	—	—
Interest capitalized to investments in unconsolidated joint ventures	164	—
Previously capitalized interest included in equity in net income (loss) of unconsolidated joint ventures	—	—
Capitalized interest in ending investments in unconsolidated joint ventures	164	—
Total capitalized interest in ending inventory and investments in unconsolidated joint ventures	$6,827	$4,823

Capitalized interest as a percentage of inventory	2.1%	1.5%
Interest included in cost of sales as a percentage of home sales revenue	2.2%	1.5%

Capitalized interest as a percentage of investments in and advances to unconsolidated joint ventures	0.3%	—%

THE NEW HOME COMPANY INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5.    Investments in and Advances to Unconsolidated Joint Ventures

As of March 31, 2017 and December 31, 2016, the Company had ownership interests in 13 unconsolidated joint ventures with ownership percentages that generally range from 5% to 35%. The condensed combined balance sheets for our unconsolidated joint ventures accounted for under the equity method are as follows:

	March 31,	December 31,
	2017	2016
	(Dollars in thousands)
Cash and cash equivalents	$41,314	$33,683
Restricted cash	6,072	8,374
Real estate inventories	403,651	386,487
Other assets	2,079	1,664
Total assets	$453,116	$430,208

Accounts payable and accrued liabilities	$33,275	$28,706
Notes payable	108,829	97,664
Total liabilities	142,104	126,370
The New Home Company's equity	48,090	46,857
Other partners' equity	262,922	256,981
Total equity	311,012	303,838
Total liabilities and equity	$453,116	$430,208
Debt-to-capitalization ratio	25.9%	24.3%
Debt-to-equity ratio	35.0%	32.1%

As of March 31, 2017 and December 31, 2016, the Company had advances outstanding of approximately $6.0 million and $4.0 million, respectively, to these unconsolidated joint ventures, which were included in the notes payable balances of the unconsolidated joint ventures in the table above. The advances relate to an unsecured promissory note entered into on October 31, 2016 and amended on February 3, 2017 with Encore McKinley Village LLC ("Encore McKinley"), an unconsolidated joint venture of the Company. The note bears interest at 10% per annum and matures on October 31, 2017, with the right to extend to October 31, 2018.

The condensed combined statements of operations for our unconsolidated joint ventures accounted for under the equity method are as follows:

	Three Months Ended March 31,
	2017	2016
	(Dollars in thousands)
Revenues	$26,620	$41,957
Cost of sales and expenses	27,484	39,816
Net income (loss) of unconsolidated joint ventures	$(864)	$2,141
Equity in net income (loss) of unconsolidated joint ventures reflected in the accompanying consolidated statements of operations	$306	$(7)

For the three months ended March 31, 2017 and 2016, the Company earned $1.2 million, and $2.2 million, respectively, in management fees from its unconsolidated joint ventures. For additional detail regarding management fees, please see Note 11 to the unaudited condensed consolidated financial statements.

THE NEW HOME COMPANY INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6.    Other Assets
Other assets consist of the following:

	March 31,	December 31,
	2017	2016
	(Dollars in thousands)
Capitalized selling and marketing costs(1)	$12,639	$10,101
Deferred tax asset, net	8,488	8,434
Property and equipment, net of accumulated depreciation	784	857
Prepaid income taxes	375	—
Prepaid expenses	2,821	1,907
	$25,107	$21,299

(1)    The Company amortized $1.1 million and $0.8 million of capitalized selling and marketing project costs to selling and marketing expenses during the three months ended March 31, 2017 and 2016, respectively.

7.    Accrued Expenses and Other Liabilities
Accrued expenses and other liabilities consist of the following:

	March 31,	December 31,
	2017	2016
	(Dollars in thousands)
Warranty accrual	$5,001	$4,931
Accrued compensation and benefits	2,979	6,786
Accrued interest	1,036	648
Completion reserve	493	1,355
Income taxes payable	—	7,147
Deferred profit from unconsolidated joint ventures	809	957
Other accrued expenses	2,121	1,594
	$12,439	$23,418

THE NEW HOME COMPANY INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Changes in our warranty accrual are detailed in the table set forth below:

	Three Months Ended March 31,
	2017	2016
	(Dollars in thousands)
Beginning warranty accrual for homebuilding projects	$4,608	$3,846
Warranty provision for homebuilding projects	271	312
Warranty payments for homebuilding projects	(201)	(101)
Ending warranty accrual for homebuilding projects	4,678	4,057

Beginning warranty accrual for fee building projects	323	335
Warranty provision for fee building projects	—	—
Warranty efforts for fee building projects	—	(3)
Ending warranty accrual for fee building projects	323	332
Total ending warranty accrual	$5,001	$4,389

8.    Senior Notes and Unsecured Revolving Credit Facility
Notes payable consisted of the following:

	March 31,	December 31,
	2017	2016
	(Dollars in thousands)
7.25% Senior Notes due 2022, net	$241,738	$—
Senior unsecured revolving credit facility	—	118,000
Total Notes Payable	$241,738	$118,000

The carrying amount of our senior notes listed above is net of the unamortized discount of $2.6 million and $5.7 million of debt issuance costs that are amortized to interest costs over the respective terms of the notes.

On March 17, 2017, the Company completed the sale of $250 million in aggregate principal amount of 7.25% Senior Notes due 2022 (the "Notes"), in a private placement. The Notes were issued at an offering price of 98.961% of their face amount, which represents a yield to maturity of 7.50%. Net proceeds from the offering were used to repay all borrowings outstanding under the Company’s senior unsecured revolving credit facility with the remainder to be used for general corporate purposes. Interest on the Notes will be paid semiannually in arrears on April 1 and October 1, commencing October 1, 2017. The Notes will mature on April 1, 2022.

The Notes are general senior unsecured obligations that rank equally in right of payment to all existing and future senior indebtedness, including borrowings under the Company's senior unsecured revolving credit facility. These senior notes contain certain restrictive covenants, including a limitation on additional indebtedness and a limitation on restricted payments. Restricted payments include, among other things, dividends, investments in unconsolidated entities, and stock repurchases. Under the limitation on additional indebtedness, we are permitted to incur specified categories of indebtedness but are prohibited, aside from those exceptions, from incurring further indebtedness if we do not satisfy either a leverage condition or an interest coverage condition. Exceptions to the limitation include, among other things, borrowings of up to $260 million under existing or future bank credit facilities, non-recourse indebtedness, and indebtedness incurred for the purpose of refinancing or repaying certain existing indebtedness. Under the limitation on restricted payments, we are also prohibited from making restricted payments, aside from certain exceptions, if we do not satisfy either condition. In addition, the amount of restricted payments that we can make is subject to an overall basket limitation, which builds based on, among other things, 50% of consolidated net income from January 1, 2017 and 100% of the net cash proceeds from qualified equity offerings. Exceptions to the foregoing limitations on our ability to make restricted payments include, among other things, investments in joint ventures and other investments up to 15% of our consolidated tangible net assets and a general basket of

THE NEW HOME COMPANY INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

$15,000,000. The Notes are guaranteed, on an unsecured basis, jointly and severally, by all of the Company's wholly owned subsidiaries.

The Company's unsecured revolving credit facility ("Credit Facility") is with a bank group with a total commitment of $260 million and an accordion feature that allows borrowings thereunder to be increased up to an aggregate of $350 million, subject to certain conditions, including the availability of bank commitments, and a maturity date of April 30, 2019. As of March 31, 2017, we had no outstanding borrowings under the credit facility. We may repay advances at any time without premium or penalty. Interest is payable monthly and is charged at a rate of 1-month LIBOR plus a margin ranging from 2.25% to 3.00% depending on the Company’s leverage ratio as calculated at the end of each fiscal quarter. As of March 31, 2017, the interest rate under the Credit Facility was 3.73%. Pursuant to the Credit Facility, the Company is required to maintain certain financial covenants as defined in the Credit Facility, including (i) a minimum tangible net worth; (ii) maximum leverage ratios; (iii) a minimum liquidity covenant; and (iv) a minimum fixed charge coverage ratio based on EBITDA (as detailed in the Credit Facility) to interest incurred. As of March 31, 2017, the Company was in compliance with all financial covenants.

9.    Fair Value Disclosures
ASC 820, Fair Value Measurements and Disclosures, defines fair value as the price that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants at a measurement date and requires assets and liabilities carried at fair value to be classified and disclosed in the following three categories:

•	Level 1 – Quoted prices for identical instruments in active markets
•
Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are inactive; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets at measurement date

•	Level 3 – Valuations derived from techniques where one or more significant inputs or significant value drivers are unobservable in active markets at measurement date

Fair Value of Financial Instruments

The following table presents an estimated fair value of the Company's senior notes measured on a recurring basis. The estimated value is based on Level 2 inputs, which primarily reflect estimated prices for our Notes obtained from outside pricing sources.

	March 31, 2017		December 31, 2016
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(dollars in thousands)
7.25% Senior Notes due 2022, net (1)	$241,738	$251,875	$—	$—

(1) The carrying value for the Senior Notes, as presented, is net of the unamortized discount of $2.6 million and $5.7 million of debt issuance costs. The unamortized discount and debt issuance costs are not factored into the estimated fair value.
The Company determined that the fair value estimate of its unsecured revolving credit facility is classified as Level 3 within the fair value hierarchy. The Company had no outstanding balance on the revolving credit facility at March 31, 2017, and the estimated fair value of the outstanding revolving credit facility balance at December 31, 2016 approximated the carrying value due to the short-term nature of LIBOR contracts.
The Company considers the carrying value of cash and cash equivalents, restricted cash, contracts and accounts receivable, accounts payable, and accrued expenses and other liabilities to approximate the fair value of these financial instruments based on the short duration between origination of the instruments and their expected realization. The fair value of amounts due from affiliates is not determinable due to the related party nature of such amounts.

10.    Commitments and Contingencies
The Company is a defendant in various lawsuits related to its normal course of business. We record a reserve for potential legal claims and regulatory matters when they are probable of occurring and a potential loss is reasonably estimable.

THE NEW HOME COMPANY INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

We accrue for these matters based on facts and circumstances specific to each matter and revise these estimates when necessary.
In view of the inherent difficulty of predicting outcomes of legal claims and related contingencies, we generally cannot predict their ultimate resolution, related timing or eventual loss. If our evaluations indicate loss contingencies that could be material are not probable, but are reasonably possible, we will disclose their nature with an estimate of possible range of losses or a statement that such loss is not reasonably estimable. As of March 31, 2017 and December 31, 2016, the Company did not have any accruals for asserted or unasserted matters.
As an owner and developer of real estate, the Company is subject to various environmental laws of federal, state and local governments. The Company is not aware of any environmental liability that could have a material adverse effect on its financial condition or results of operations. However, changes in applicable environmental laws and regulations, the uses and conditions of real estate in the vicinity of the Company’s real estate and other environmental conditions of which the Company is unaware with respect to the real estate could result in future environmental liabilities.
The Company has provided credit enhancements in connection with joint venture borrowings in the form of LTV maintenance agreements in order to secure the joint venture's performance under the loans and maintenance of certain LTV ratios. The Company has also entered into agreements with its partners in each of the unconsolidated joint ventures whereby the Company and its partners are apportioned liability under the LTV maintenance agreements according to their respective capital interest. In addition, the agreements provide the Company, to the extent its partner has an unpaid liability under such credit enhancements, the right to receive distributions from the unconsolidated joint venture that would otherwise be made to the partner. However, there is no guarantee that such distributions will be made or will be sufficient to cover the share of the liability apportioned to us. The loans underlying the LTV maintenance agreements comprise acquisition and development loans, construction revolvers and model home loans, and the agreements remain in force until the loans are satisfied. Due to the nature of the loans, the outstanding balance at any given time is subject to a number of factors including the status of site improvements, the mix of horizontal and vertical development underway, the timing of phase build outs, and the period necessary to complete the escrow process for homebuyers. As of March 31, 2017 and December 31, 2016, $60.7 million and $56.0 million, respectively, was outstanding under loans that are credit enhanced by the Company through LTV maintenance agreements. Under the terms of the joint venture agreements, the Company's proportionate share of LTV maintenance agreement liabilities was $9.4 million and $8.6 million, respectively, as of March 31, 2017 and December 31, 2016. In addition, the Company has provided completion agreements regarding specific performance for certain projects whereby the Company is required to complete the given project with funds provided by the beneficiary of the agreement. If there are not adequate funds available under the specific project loans, the Company would then be subject to financial liability under such completion agreements. Typically, under such terms of the joint venture agreements, the Company has the right to apportion the respective share of any costs funded under such completion agreements to its partners. However, there is no guarantee that we will be able to recover against our partners for such amounts owed to us under the terms of such joint venture agreements. In connection with joint venture borrowings, the Company also selectively provides (a) an environmental indemnity provided to the lender that holds the lender harmless from and against losses arising from the discharge of hazardous materials from the property and non-compliance with applicable environmental laws; and (b) indemnification of the lender from “bad boy acts” of the unconsolidated entity.
We obtain surety bonds in the normal course of business to ensure completion of certain infrastructure improvements of our projects. As of March 31, 2017 and December 31, 2016, the Company had outstanding surety bonds totaling $43.6 million and $44.0 million, respectively. The estimated remaining costs to complete of such improvements as of March 31, 2017 and December 31, 2016 were $13.5 million and $15.7 million, respectively. The beneficiaries of the bonds are various municipalities and other organizations. In the event that any such surety bond issued by a third party is called because the required improvements are not completed, the Company could be obligated to reimburse the issuer of the bond.
On May 6, 2015, the Company entered into a letter of credit facility agreement that allows the Company and certain affiliated unconsolidated joint ventures to issue up to $5.0 million in letters of credit. The agreement includes an option to increase this amount to $7.5 million, subject to certain conditions. As of March 31, 2017, our affiliated unconsolidated joint ventures had $1.8 million in outstanding letters of credit issued under this facility.

11.    Related Party Transactions
During the three months ended March 31, 2017 and 2016, the Company incurred construction-related costs on behalf of its unconsolidated joint ventures totaling $2.3 million and $2.7 million, respectively. As of March 31, 2017 and December 31, 2016, $0.1 million and $0.2 million, respectively, are included in due from affiliates in the accompanying condensed consolidated balance sheets.

THE NEW HOME COMPANY INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company has entered into agreements with its unconsolidated joint ventures to provide management services related to the underlying projects (collectively referred to as the “Management Agreements”). Pursuant to the Management Agreements, the Company receives a management fee based on each project’s revenues. During the three months ended March 31, 2017 and 2016, the Company earned $1.2 million and $2.2 million, respectively, in management fees, which have been recorded as fee building revenue in the accompanying condensed consolidated statements of operations. As of March 31, 2017 and December 31, 2016, $0.1 million and $0.6 million, respectively, of management fees are included in due from affiliates in the accompanying condensed consolidated balance sheets.
One member of the Company's board of directors beneficially owns more than 10% of the Company's outstanding common stock through an affiliated entity and is also affiliated with an entity that has investments in two of the Company's unconsolidated joint ventures. As of March 31, 2017, the Company's investment in these two unconsolidated joint ventures totaled $11.3 million.
TL Fab LP, an affiliate of Paul Heeschen, one of the Company's non-employee directors, was engaged by the Company and some of its unconsolidated joint ventures as a trade contractor to provide metal fabrication services. For the three months ended March 31, 2017 and 2016, the Company incurred $0.1 million and $0.1 million, respectively, for these services. The Company's unconsolidated joint ventures incurred $0.3 million and $0.2 million, respectively, for these services. Of these costs, $101,000 and $33,000 was due to TL Fab LP from the Company at March 31, 2017 and December 31, 2016, respectively, and $161,000 and $14,000 was due to TL Fab LP from the Company's unconsolidated joint ventures at March 31, 2017 and December 31, 2016, respectively.
In its ordinary course of business, the Company enters into agreements to purchase lots from unconsolidated land development joint ventures of which it is a member. In accordance with ASC 360-20, Property, Plant and Equipment - Real Estate Sales ("ASC 360-20"), the Company defers its portion of the underlying gain from the joint venture's sale of these lots. When the Company purchases lots directly from the joint venture, the deferred gain is recorded as a reduction to the Company's land basis on the purchased lots. In certain instances, a third party may purchase lots from our unconsolidated joint ventures with the intent to finish the lots. Then, the Company has an option to acquire these finished lots from the third party. In these instances, the Company defers its portion of the underlying gain and records the deferred gain as deferred profit from unconsolidated joint ventures included in accrued expenses and other liabilities in the accompanying condensed consolidated balance sheets. Once the lot is purchased by the Company, the pro-rata share of the previously deferred profit is recorded as a reduction to the Company's land basis in the purchased lots. In both instances, the gain is ultimately recognized when the Company delivers lots to third-party home buyers at the time of the home closing. At March 31, 2017 and December 31, 2016, $0.5 million and $0.6 million, respectively, of deferred gain from lot sale transactions is included in accrued expenses and other liabilities in the accompanying condensed consolidated balance sheets as deferred profit from unconsolidated joint ventures. In addition, at March 31, 2017 and December 31, 2016, $0.8 million and $0.7 million, respectively, of deferred gain from lot sale transactions remained unrecognized and included as a reduction to land basis in the accompanying condensed consolidated balance sheets.
The Company’s land purchase agreement with one of its unconsolidated joint ventures, TNHC-HW Cannery LLC ("TNHC-HW Cannery"), requires profit participation payments due upon the closing of each home.  Payment amounts are calculated based upon a percentage of estimated net profits and are due every 90 days after the first home closing.  During the three months ended March 31, 2017, the Company was refunded $0.2 million from TNHC-HW Cannery for profit participation overpayments from prior periods due to a modification of the underlying calculation related to profit participation, and as of March 31, 2017, no profit participation was due to TNHC-HW Cannery. Also per the purchase agreement, the Company is due $0.1 million in fee credits from TNHC-HW Cannery LLC at March 31, 2017 which is included in due from affiliates in the accompanying condensed consolidated balance sheets. As of December 31, 2016, $0.2 million of profit participation overpayments and $0.1 million in fee credits was due to the Company from TNHC-HW Cannery and included in due from affiliates in the accompanying consolidated balance sheets.
On June 29, 2015, the Company formed a new unconsolidated joint venture and received capital credit in excess of our contributed land basis. As a result, the Company recognized $1.6 million in equity in net income of unconsolidated joint ventures and deferred $0.4 million in profit from unconsolidated joint ventures related to this transaction for the year ended December 31, 2015. During the three months ended March 31, 2017 and 2016, $34,000 and $0, respectively, of the previously deferred revenue was recognized as equity in net income (loss) of unconsolidated joint ventures, and at March 31, 2017 $0.3 million remained unrecognized and included in accrued expenses and other liabilities in the accompanying condensed consolidated balance sheets.
On January 15, 2016, the Company entered into an assignment and assumption of membership interest agreement (the “Buyout Agreement”) for its partner's interest in the TNHC San Juan LLC unconsolidated joint venture. Per the terms of the Buyout Agreement, the Company contributed $20.6 million to the joint venture, and the joint venture made a liquidating cash

THE NEW HOME COMPANY INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

distribution to our partner for the same amount in exchange for its membership interest. Prior to the buyout, the Company accounted for its investment in TNHC San Juan LLC as an equity method investment. After the buyout, TNHC San Juan LLC is now a wholly owned subsidiary of the Company.
As of March 31, 2017 and December 31, 2016, the Company had advances outstanding of approximately $6.0 million and $4.0 million, respectively, to an unconsolidated joint venture, Encore McKinley Village. The note bears interest at 10% per annum and matures on October 31, 2017, with the right to extend to October 31, 2018. For the three months ended March 31, 2017, the Company earned $0.1 million in interest income on the unsecured promissory note which is included in equity in net income of unconsolidated joint ventures in the accompanying condensed consolidated statements of operations. As of March 31, 2017 and December 31, 2016, $0.2 million and $44,000 of interest income was due to the Company and included in due from affiliates in the accompanying condensed consolidated balance sheets.
On February 17, 2017 (the "Transition Date"), the Company entered into a consulting agreement that transitioned Mr. Stelmar's role from that of Chief Investment Officer to a non-employee consultant to the Company. While an employee of the Company, Mr. Stelmar served as an employee director of the Company's Board of Directors. The agreement also provides that effective upon Mr. Stelmar's termination of employment, he shall become a non-employee director and shall receive the compensation and be subject to the requirements of a non-employee director pursuant to the Company's policies. For his consulting services, Mr. Stelmar will be compensated $16,800 per month for a term of one year from the Transition Date with the option to extend the agreement one year on each anniversary of the Transition Date if mutually consented to by the parties. Either party may terminate the agreement at any time for any or no reason. Additionally, Mr. Stelmar's outstanding restricted stock unit equity award will continue to vest in accordance with its original terms based on his continued provision of consulting services rather than continued employment. At March 31, 2017, $16,800 in fees was due Mr. Stelmar for his consulting services.

12.    Stock-Based Compensation
The Company's 2014 Long-Term Incentive Plan (the “2014 Incentive Plan”), was adopted by our board of directors in January 2014. The 2014 Incentive Plan provides for the grant of equity-based awards, including options to purchase shares of common stock, stock appreciation rights, restricted and unrestricted stock awards, restricted stock units and performance awards. The 2014 Incentive Plan will automatically expire on the tenth anniversary of its effective date.
The number of shares of our common stock that are authorized to be issued under the 2014 Incentive Plan is 1,644,875 shares. To the extent that shares of the Company's common stock subject to an outstanding option, stock appreciation right, stock award or performance award granted under the 2014 Incentive Plan or any predecessor plan are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award or the settlement of such award in cash, then such shares of common stock generally shall again be available under the 2014 Incentive Plan.
At our 2016 Annual Meeting of Shareholders on May 24, 2016, our shareholders approved the Company's 2016 Incentive Award Plan (the "2016 Incentive Plan"). The 2016 Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and other stock- or cash-based awards. Non-employee directors of the Company and employees and consultants of the Company or any of its subsidiaries are eligible to receive awards under the 2016 Incentive Plan. The 2016 Incentive Plan authorizes the issuance of 800,000 shares of common stock, subject to certain limitations. The 2016 Incentive Plan will expire on February 23, 2026.
The Company has issued stock option and restricted stock unit awards under the 2014 Incentive Plan and restricted stock unit awards under the 2016 Incentive Plan. As of March 31, 2017, 18,599 shares remain available for grant under the 2014 Incentive Plan and 506,777 shares remain available for grant under the 2016 Incentive Plan. The exercise price of stock-based awards may not be less than the market value of the Company's common stock on the date of grant. The fair value for stock options is established at the date of grant using the Black-Scholes model for time-based vesting awards. The Company's stock option and restricted stock unit awards typically vest over a one to three year period and the stock options expire ten years from the date of grant.

THE NEW HOME COMPANY INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

A summary of the Company’s common stock option activity as of and for the three months ended March 31, 2017 and 2016 is presented below:

	Three Months Ended March 31,
	2017		2016
	Number of Shares	Weighted-Average Exercise Price per Share	Number of Shares	Weighted-Average Exercise Price per Share
Stock Option Activity
Outstanding, beginning of period	835,786	$11.00	840,298	$11.00
Granted	—	$—	—	$—
Exercised	—	$—	—	$—
Forfeited	—	$—	(2,112)	$11.00
Outstanding, end of period	835,786	$11.00	838,186	$11.00
Exercisable, end of period	835,786	$11.00	44,442	$11.00
A summary of the Company’s restricted stock unit activity as of and for the three months ended March 31, 2017 and 2016 is presented below:

	Three Months Ended March 31,
	2017		2016
	Number of Shares	Weighted-Average Grant-Date Fair Value per Share	Number of Shares	Weighted-Average Grant-Date Fair Value per Share
Restricted Stock Unit Activity
Outstanding, beginning of period	474,989	$10.66	308,386	$14.20
Granted	293,223	$10.67	409,509	$10.05
Vested	(204,846)	$10.60	(226,516)	$14.15
Forfeited	(3,102)	$11.11	(3,980)	$13.68
Outstanding, end of period	560,264	$10.68	487,399	$10.74
The expense related to the Company's stock-based compensation programs, included in general and administrative expense in the accompanying condensed consolidated statements of operations, was as follows:

	Three Months Ended March 31,
	2017	2016
	(Dollars in thousands)
Expense related to:
Stock options	$11	$262
Restricted stock units	600	723
	$611	$985
We used the "simplified method" to establish the expected term of the common stock options granted by the Company. Our restricted stock unit awards are valued based on the closing price of our common stock on the date of grant. At March 31, 2017, the amount of unearned stock-based compensation currently estimated to be expensed through 2020 is $5.7 million. The weighted-average period over which the unearned stock-based compensation is expected to be recognized is 2.4 years. If there are any modifications or cancellations of the underlying unvested awards, the Company may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense.

THE NEW HOME COMPANY INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13.     Income Taxes
The Company accounts for income taxes in accordance with ASC 740, which requires an asset and liability approach for measuring deferred taxes based on temporary differences between the financial statements and tax bases of assets and liabilities existing at each balance sheet date using enacted tax rates for the years in which taxes are expected to be paid or recovered.
For the three months ended March 31, 2017 and 2016, the Company recorded a provision for income taxes of $0.5 million and a benefit for income taxes of $0.2 million, respectively. The effective tax rate for the three months ended March 31, 2017 and 2016 differs from the 35% federal statutory tax rate due to state income taxes partially offset by the tax benefit of production activities during the 2017 and 2016 first quarters.
Each quarter we assess our deferred tax asset to determine whether all or any portion of the asset is more likely than not unrealizable under ASC 740. We are required to establish a valuation allowance for any portion of the asset we conclude is more likely than not unrealizable. Our assessment considers, among other things, the nature, frequency and severity of prior cumulative losses, forecasts of future taxable income, the duration of statutory carryforward periods, our utilization experience with operating loss and tax credit carryforwards and the planning alternatives, to the extent these items are applicable.
The Company classifies any interest and penalties related to income taxes assessed as part of income tax expense. The Company has concluded that there were no significant uncertain tax positions requiring recognition in its financial statements, nor has the Company been assessed interest or penalties by any major tax jurisdictions related to any open tax periods.

14.    Segment Information
The Company’s operations are organized into two reportable segments: homebuilding and fee building. In determining the most appropriate reportable segments, we considered similar economic and other characteristics, including product types, average selling prices, gross margins, production processes, suppliers, subcontractors, regulatory environments, land acquisition results, and underlying demand and supply in accordance with ASC Topic 280, Segment Reporting.
Our homebuilding operations acquire and develop land and construct and sell single-family attached and detached homes. Our fee building operations build homes and manage construction related activities on behalf of third-party property owners and our joint ventures. In addition, our Corporate operations develop and implement strategic initiatives and support our operating segments by centralizing key administrative functions such as accounting, finance and treasury, information technology, insurance and risk management, litigation, marketing and human resources. A portion of the expenses incurred by Corporate are allocated to the fee building segment primarily based on its respective percentage of revenues. The assets of our fee building segment primarily consist of cash, restricted cash and accounts receivable. The majority of our Corporate personnel and resources are primarily dedicated to activities relating to our homebuilding segment, and, therefore, the balance of any unallocated Corporate expenses and assets are included in our homebuilding segment.

THE NEW HOME COMPANY INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The reportable segments follow the same accounting policies as our consolidated financial statements described in Note 1. Operational results of each reportable segment are not necessarily indicative of the results that would have been achieved had the reportable segment been an independent, stand-alone entity during the periods presented. Financial information relating to reportable segments was as follows:

	Three Months Ended March 31,
	2017	2016
	(Dollars in thousands)
Revenues:
Homebuilding	$69,406	$42,303
Fee building, including management fees	55,617	42,937
Total	$125,023	$85,240

Income (loss) before income taxes:
Homebuilding	$(331)	$(3,134)
Fee building, including management fees	1,691	2,023
Total	$1,360	$(1,111)

	March 31,	December 31,
	2017	2016
	(Dollars in thousands)
Assets:
Homebuilding	$516,046	$393,095
Fee building	21,719	26,041
Total	$537,765	$419,136

15.    Supplemental Disclosure of Cash Flow Information

The following table presents certain supplemental cash flow information:

	Three Months Ended March 31,
	2017	2016
	(Dollars in thousands)
Supplemental disclosures of cash flow information
Interest paid, net of amounts capitalized	$—	$—
Income taxes paid	$8,100	$8,000
Supplemental disclosures of non-cash transactions
Assets assumed from unconsolidated joint ventures	$—	$46,675
Liabilities and equity assumed from unconsolidated joint ventures	$—	$46,675
Contribution of real estate to unconsolidated joint ventures	$1,013	$—

16. Supplemental Guarantor Information

The Company's 7.25% Senior Notes due 2022 (the "Notes") are guaranteed, on an unsecured basis, jointly and severally, by all of the Company's 100% owned subsidiaries (collectively, the "Guarantors"). The guarantees are full and unconditional. The Indenture governing the Notes (the "Indenture") provides that the guarantees of a Guarantor will be automatically and unconditionally released and discharged: (1) upon any sale, transfer, exchange or other disposition (by merger, consolidation or otherwise) of all of the equity interests of such Guarantor after which the applicable Guarantor is no

THE NEW HOME COMPANY INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

longer a “Restricted Subsidiary” (as defined in the Indenture), which sale, transfer, exchange or other disposition is made in compliance with applicable provisions of the Indenture; (2) upon the proper designation of such Guarantor as an “Unrestricted Subsidiary” (as defined in the Indenture), in accordance with the Indenture; (3) upon request of the Company and certification in an officers’ certificate provided to the trustee that the applicable Guarantor has become an “Immaterial Subsidiary” (as defined in the Indenture), so long as such Guarantor would not otherwise be required to provide a guarantee pursuant to the Indenture; provided that, if immediately after giving effect to such release the consolidated tangible assets of all Immaterial Subsidiaries that are not Guarantors would exceed 5.0% of consolidated tangible assets, no such release shall occur, (4) if the Company exercises its legal defeasance option or covenant defeasance option under the Indenture or if the obligations of the Company and the Guarantors are discharged in compliance with applicable provisions of the Indenture, upon such exercise or discharge; (5) unless a default has occurred and is continuing, upon the release or discharge of such Guarantor from its guarantee of any indebtedness for borrowed money of the Company and the Guarantors so long as such Guarantor would not then otherwise be required to provide a guarantee pursuant to the Indenture; or (6) upon the full satisfaction of the Company’s obligations under the Indenture; provided that in each case if such Guarantor has incurred any indebtedness in reliance on its status as a Guarantor in compliance with applicable provisions of the Indenture, such Guarantor’s obligations under such indebtedness, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted to be incurred by a Restricted Subsidiary (other than a Guarantor) in compliance with applicable provisions of the Indenture. The Company has determined that separate, full financial statements of the Guarantors would not be material to investors and, accordingly, supplemental financial information for the Guarantors is presented.

As the guarantees were made in connection with the first and second quarter 2017 private offering of notes, the Guarantors’ condensed financial information is presented as if the guarantees existed during the period presented. If any subsidiaries are released from the guarantees in future periods, the changes are reflected prospectively.

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS

	March 31, 2017
	NWHM Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated NWHM
	(Dollars in thousands)
Assets
Cash and cash equivalents	$68,311	$41,568	$234	$—	$110,113
Restricted cash	—	209	—	—	209
Contracts and accounts receivable	18	27,669	—	(2,005)	25,682
Intercompany receivables	81,747	—	—	(81,747)	—
Due from affiliates	—	418	—	38	456
Real estate inventories	—	321,994	—	—	321,994
Investment in and advances to unconsolidated joint ventures	—	54,204	—	—	54,204
Investment in subsidiaries	323,883	—	—	(323,883)	—
Other assets	14,098	12,147	—	(1,138)	25,107
Total assets	$488,057	$458,209	$234	$(408,735)	$537,765

Liabilities and equity
Accounts payable	$904	$37,176	$2	$—	$38,082
Accrued expenses and other liabilities	—	15,398	129	(3,088)	12,439
Intercompany payables	—	81,747	—	(81,747)	—
Due to affiliates	—	17	—	(17)	—
Senior notes, net	241,738	—	—	—	241,738
Total liabilities	242,642	134,338	131	(84,852)	292,259
Stockholders' equity	245,415	323,871	12	(323,883)	245,415
Noncontrolling interest	—	—	91	—	91
Total equity	245,415	323,871	103	(323,883)	245,506
Total liabilities and equity	$488,057	$458,209	$234	$(408,735)	$537,765

THE NEW HOME COMPANY INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2016
	NWHM Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated NWHM
	(Dollars in thousands)
Assets
Cash and cash equivalents	$16,385	$13,842	$269	$—	$30,496
Restricted cash	—	585	—	—	585
Contracts and accounts receivable	30	29,774	—	(1,971)	27,833
Intercompany receivables	73,972	—	—	(73,972)	—
Due from affiliates	—	1,138	—	—	1,138
Real estate inventories	—	286,928	—	—	286,928
Investment in and advances to unconsolidated joint ventures	—	50,857	—	—	50,857
Investment in subsidiaries	268,411	—	—	(268,411)	—
Other assets	9,381	11,918	—	—	21,299
Total assets	$368,179	$395,042	$269	$(344,354)	$419,136

Liabilities and equity
Accounts payable	$167	$32,900	$27	$—	$33,094
Accrued expenses and other liabilities	5,489	19,763	108	(1,942)	23,418
Intercompany payables	—	73,972	—	(73,972)	—
Due to affiliates	—	29	—	(29)	—
Unsecured revolving credit facility	118,000	—	—	—	118,000
Total liabilities	123,656	126,664	135	(75,943)	174,512
Stockholders' equity	244,523	268,378	33	(268,411)	244,523
Noncontrolling interest	—	—	101	—	101
Total equity	244,523	268,378	134	(268,411)	244,624
Total liabilities and equity	$368,179	$395,042	$269	$(344,354)	$419,136
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Three Months Ended March 31, 2017
	NWHM Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated NWHM
	(Dollars in thousands)
Revenues:
Home sales	$—	$69,406	$—	$—	$69,406
Fee Building	—	55,617	—	—	55,617
	—	125,023	—	—	125,023
Cost of Sales:
Home sales	—	60,034	31	—	60,065
Fee building	490	53,436	—	—	53,926
	490	113,470	31	—	113,991
Gross Margin:
Home sales	—	9,372	(31)	—	9,341
Fee building	(490)	2,181	—	—	1,691
	(490)	11,553	(31)	—	11,032
Selling and marketing expenses	—	(5,001)	—	—	(5,001)
General and administrative expenses	(779)	(4,311)	—	—	(5,090)
Equity in net income of unconsolidated joint ventures	—	306	—	—	306
Equity in net income (loss) of subsidiaries	1,672	—	—	(1,672)	—
Other income (expense), net	18	95	—	—	113
Income (loss) before income taxes	421	2,642	(31)	(1,672)	1,360
Benefit (provision) for income taxes	425	(949)	—	—	(524)
Net income (loss)	846	1,693	(31)	(1,672)	836
Net loss attributable to noncontrolling interest	—	—	10	—	10
Net income (loss) attributable to The New Home Company Inc.	$846	$1,693	$(21)	$(1,672)	$846

THE NEW HOME COMPANY INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	Three Months Ended March 31, 2016
	NWHM Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated NWHM
	(Dollars in thousands)
Revenues:
Home sales	$—	$38,496	$3,807	$—	$42,303
Fee Building	—	43,052	—	(115)	42,937
	—	81,548	3,807	(115)	85,240
Cost of Sales:
Home sales	—	33,270	3,400	—	36,670
Fee building	470	40,444	—	—	40,914
	470	73,714	3,400	—	77,584
Gross Margin:
Home sales	—	5,226	407	—	5,633
Fee building	(470)	2,608	—	(115)	2,023
	(470)	7,834	407	(115)	7,656
Selling and marketing expenses	—	(3,018)	(458)	—	(3,476)
General and administrative expenses	(3,183)	(1,992)	—	—	(5,175)
Equity in net loss of unconsolidated joint ventures	—	(7)	—	—	(7)
Equity in net income (loss) of subsidiaries	1,605	—	—	(1,605)	—
Other income (expense), net	18	(140)	(102)	115	(109)
(Loss) income before income taxes	(2,030)	2,677	(153)	(1,605)	(1,111)
Benefit (provision) for income taxes	1,216	(974)	—	—	242
Net (loss) income	(814)	1,703	(153)	(1,605)	(869)
Net loss attributable to noncontrolling interest	—	—	55	—	55
Net (loss) income attributable to The New Home Company Inc.	$(814)	$1,703	$(98)	$(1,605)	$(814)

THE NEW HOME COMPANY INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31, 2017
	NWHM Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated NWHM
	(Dollars in thousands)
Net cash used in operating activities	$(16,972)	$(22,276)	$(35)	$(148)	$(39,431)
Investing activities:
Purchases of property and equipment	(24)	(26)	—	—	(50)
Contributions and advances to unconsolidated joint ventures	—	(3,796)	—	—	(3,796)
Contributions to subsidiaries from corporate	(57,100)	—	—	57,100	—
Distributions of capital from subsidiaries	3,152			(3,152)	—
Distributions of capital from unconsolidated joint ventures	—	24	—	—	24
Net cash (used in) provided by investing activities	$(53,972)	$(3,798)	$—	$53,948	$(3,822)
Financing activities:
Proceeds from senior notes	247,402	—	—	—	247,402
Borrowings from credit facility	72,000	—	—	—	72,000
Repayments of credit facility	(190,000)	—	—	—	(190,000)
Payment of debt issuance costs	(5,967)	—	—	—	(5,967)
Contributions to subsidiaries from corporate	—	57,100	—	(57,100)	—
Distributions to corporate from subsidiaries	—	(3,300)	—	3,300	—
Minimum tax withholding paid on behalf of employees for stock awards	(565)	—	—	—	(565)
Net cash provided by (used in) financing activities	$122,870	$53,800	$—	$(53,800)	$122,870
Net increase (decrease) in cash and cash equivalents	51,926	27,726	(35)	—	79,617
Cash and cash equivalents – beginning of period	16,385	13,842	269	—	30,496
Cash and cash equivalents – end of period	$68,311	$41,568	$234	$—	$110,113

THE NEW HOME COMPANY INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	Three Months Ended March 31, 2016
	NWHM Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated NWHM
	(Dollars in thousands)
Net cash (used in) provided by operating activities	$(17,812)	$(85,358)	$2,599	$(195)	$(100,766)
Investing activities:
Purchases of property and equipment	(100)	(74)	—	—	(174)
Contributions and advances to unconsolidated joint venture	—	(4,327)	—	—	(4,327)
Contributions to subsidiaries from corporate	(103,905)	—	—	103,905	—
Distributions of capital from subsidiaries	7,806	—	—	(7,806)	—
Distributions of capital from unconsolidated joint ventures	—	3,531	—	—	3,531
Net cash (used in) provided by investing activities	$(96,199)	$(870)	$—	$96,099	$(970)
Financing activities:
Borrowings from credit facility	115,000	—	—	—	115,000
Borrowings from other notes payable	—	—	339	—	339
Repayments of other notes payable	—	(13,135)	(1,687)	—	(14,822)
Contributions to subsidiaries from corporate	—	103,905	—	(103,905)	—
Distributions to corporate from subsidiaries	—	(8,001)	—	8,001	—
Minimum tax withholding paid on behalf of employees for stock awards	(630)	—	—	—	(630)
Excess income tax provision from stock-based compensation	(97)	—	—	—	(97)
Net cash provided by (used in) financing activities	$114,273	$82,769	$(1,348)	$(95,904)	$99,790
Net increase (decrease) in cash and cash equivalents	262	(3,459)	1,251	—	(1,946)
Cash and cash equivalents – beginning of period	18,129	27,140	605	—	45,874
Cash and cash equivalents – end of period	$18,391	$23,681	$1,856	$—	$43,928

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
The New Home Company Inc.

We have audited the accompanying consolidated balance sheets of The New Home Company Inc. (the "Company") as of December 31, 2016 and 2015, and the related consolidated statements of operations, equity and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The New Home Company Inc. at December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Irvine, California
February 22, 2017, except for Note 18, as to which the date is August 2, 2017

THE NEW HOME COMPANY INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
	(Dollars in thousands, except per share amounts)
Assets
Cash and cash equivalents	$30,496	$45,874
Restricted cash	585	380
Contracts and accounts receivable	27,833	23,960
Due from affiliates	1,138	979
Real estate inventories	286,928	200,636
Investment in and advances to unconsolidated joint ventures	50,857	60,572
Other assets	21,299	18,869
Total assets	$419,136	$351,270

Liabilities and equity
Accounts payable	$33,094	$26,371
Accrued expenses and other liabilities	23,418	19,827
Due to affiliates	—	293
Unsecured revolving credit facility	118,000	74,924
Other notes payable	—	8,158
Total liabilities	174,512	129,573
Commitments and contingencies (Note 10)
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 20,712,166 and 20,543,130, shares issued and outstanding as of December 31, 2016 and 2015, respectively	207	205
Additional paid-in capital	197,161	194,437
Retained earnings	47,155	26,133
Total The New Home Company Inc. stockholders' equity	244,523	220,775
Noncontrolling interest in subsidiary	101	922
Total equity	244,624	221,697
Total liabilities and equity	$419,136	$351,270
See accompanying notes to the consolidated financial statements.

THE NEW HOME COMPANY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2016	2015	2014
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$507,949	$280,209	$56,094
Fee building, including management fees from unconsolidated joint ventures of $8,202, $12,426 and $9,582, respectively	186,507	149,890	93,563
	694,456	430,099	149,657
Cost of Sales:
Home sales	433,559	235,232	46,843
Home sales impairments	2,350	—	—
Land sales impairment	1,150	—	—
Fee building	178,103	139,677	89,057
	615,162	374,909	135,900
Gross Margin:
Homes sales	72,040	44,977	9,251
Land sales	(1,150)	—	—
Fee building	8,404	10,213	4,506
	79,294	55,190	13,757
Selling and marketing expenses	(26,744)	(13,741)	(3,983)
General and administrative expenses	(25,882)	(20,278)	(12,420)
Equity in net income of unconsolidated joint ventures	7,691	13,767	8,443
Other expense, net	(409)	(1,027)	(794)
Income before income taxes	33,950	33,911	5,003
Provision for income taxes	(13,024)	(12,533)	(246)
Net income	20,926	21,378	4,757
Net loss attributable to noncontrolling interest	96	310	30
Net income attributable to The New Home Company Inc.	$21,022	$21,688	$4,787

Earnings per share attributable to The New Home Company Inc.:
Basic	$1.02	$1.29	$0.30
Diluted	$1.01	$1.28	$0.30
Weighted average shares outstanding:
Basic	20,685,386	16,767,513	15,927,917
Diluted	20,791,445	16,941,088	15,969,199
See accompanying notes to the consolidated financial statements.

THE NEW HOME COMPANY INC.
CONSOLIDATED STATEMENTS OF EQUITY

	Stockholders’ Equity					Members’ Equity	Noncontrolling Interest in Subsidiary	Total Equity
	Number of Shares of Common Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	(Dollars in thousands)
Balance at December 31, 2013	—	$—	$—	$—	$—	$64,356	$1,171	$65,527
Net income (loss)	—	—	—	4,445	4,445	342	(30)	4,757
Noncontrolling interest contribution	—	—	—	—	—	—	1,253	1,253
Noncontrolling interest distribution	—	—	—	—	—	—	(52)	(52)
Stock-based compensation expense	—	—	2,005	—	2,005	317	—	2,322
Conversion of members’ equity into common stock	8,636,250	86	64,929	—	65,015	(65,015)	—	—
Issuance of common stock, net of issuance costs	8,984,375	90	87,710	—	87,800	—	—	87,800
Repurchase of common stock	(1,171,875)	(12)	(11,977)	—	(11,989)	—	—	(11,989)
Deductible transaction costs and additional contribution of deferred tax assets from IPO	—	—	808	—	808	—	—	808
Balance at December 31, 2014	16,448,750	164	143,475	4,445	148,084	—	2,342	150,426
Net income (loss)	—	—	—	21,688	21,688	—	(310)	21,378
Noncontrolling interest contribution	—	—	—	—	—	—	1,301	1,301
Noncontrolling interest distribution	—	—	—	—	—	—	(2,411)	(2,411)
Stock-based compensation expense	—	—	3,884	—	3,884	—	—	3,884
Shares net settled with the Company to satisfy minimum employee personal income tax liabilities resulting from share based compensation plans	—	—	(248)	—	(248)	—	—	(248)
Excess tax benefits from stock-based compensation	—	—	97	—	97	—	—	97
Shares issued through stock plans	69,380	1	16	—	17	—	—	17
Issuance of common stock, net of issuance costs	4,025,000	40	47,213	—	47,253	—	—	47,253
Balance at December 31, 2015	20,543,130	205	194,437	26,133	220,775	—	922	221,697
Net income (loss)	—	—	—	21,022	21,022	—	(96)	20,926
Noncontrolling interest distribution	—	—	—	—	—	—	(725)	(725)
Stock-based compensation expense	—	—	3,471	—	3,471	—	—	3,471
Shares net settled with the Company to satisfy minimum employee personal income tax liabilities resulting from share based compensation plans	—	—	(648)	—	(648)	—	—	(648)
Excess tax provision from stock-based compensation	—	—	(97)	—	(97)	—	—	(97)
Shares issued through stock plans	169,036	2	(2)	—	—	—	—	—
Balance at December 31, 2016	20,712,166	$207	$197,161	$47,155	$244,523	$—	$101	$244,624

See accompanying notes to the consolidated financial statements.

THE NEW HOME COMPANY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2016	2015	2014
	(Dollars in thousands)
Operating activities:
Net income	$20,926	$21,378	$4,757
Adjustments to reconcile net income to net cash used in operating activities:
Deferred taxes	(918)	(1,675)	(5,819)
Amortization of equity based compensation	3,471	3,884	2,322
Excess income tax provision/(benefit) from stock-based compensation	97	(97)	—
Inventory impairments	3,500	—	—
Gain from notes payable principal reduction	(250)	—	—
Distributions of earnings from unconsolidated joint ventures	3,742	18,477	6,040
Equity in net income of unconsolidated joint ventures	(7,691)	(13,767)	(8,443)
Deferred profit from unconsolidated joint ventures	646	(1,603)	—
Depreciation	511	473	381
Abandoned project costs	580	635	754
Net changes in operating assets and liabilities:
Restricted cash	396	(97)	(153)
Contracts and accounts receivable	(3,737)	(10,796)	(5,986)
Due from affiliates	(344)	1,683	(2,104)
Real estate inventories	(71,388)	(65,942)	(114,932)
Other assets	(756)	(3,651)	(1,285)
Accounts payable	6,171	9,790	7,893
Accrued expenses and other liabilities	2,921	8,712	4,349
Due to affiliates	(293)	293	—
Net cash used in operating activities	(42,416)	(32,303)	(112,226)
Investing activities:
Purchases of property and equipment	(439)	(418)	(883)
Cash assumed from joint venture at consolidation	2,009	—	—
Contributions and advances to unconsolidated joint ventures	(15,088)	(15,028)	(34,610)
Distributions of capital from unconsolidated joint ventures	15,307	32,026	10,609
Net cash provided by (used in) investing activities	1,789	16,580	(24,884)
Financing activities:
Net proceeds from issuance of common stock	—	47,253	87,800
Repurchase of common stock	—	—	(11,989)
Cash distributions to noncontrolling interest in subsidiary	(725)	(2,411)	(52)
Borrowings from credit facility	223,050	99,450	100,474
Repayments of credit facility	(179,974)	(125,000)	—
Borrowings from other notes payable	343	3,552	11,162
Repayments of other notes payable	(15,636)	(5,171)	(15,768)
Payment of debt issuance costs	(1,064)	—	—
Minimum tax withholding paid on behalf of employees for stock awards	(648)	(248)	—
Excess income tax (provision)/benefit from stock-based compensation	(97)	97	—
Proceeds from exercise of stock options	—	17	—
Net cash provided by financing activities	25,249	17,539	171,627
Net increase (decrease) in cash and cash equivalents	(15,378)	1,816	34,517
Cash and cash equivalents – beginning of period	45,874	44,058	9,541
Cash and cash equivalents – end of period	$30,496	$45,874	$44,058
See accompanying notes to the consolidated financial statements.

1.    Organization and Summary of Significant Accounting Policies

Organization

The New Home Company Inc. (the “Company”), a Delaware Corporation, and its subsidiaries are primarily engaged in all aspects of residential real estate development, including acquiring land and designing, constructing and selling homes in California and Arizona.

Initial Public and Follow-On Offerings

The Company completed its initial public offering (“IPO”) on January 30, 2014. In preparation for the IPO, the Company reorganized from a Delaware limited liability company (“LLC”) into a Delaware corporation, issuing 8,636,250 shares of common stock to the former members of the LLC in the Company's formation transactions, and changed its name to The New Home Company Inc. As a result of the IPO, the Company issued and sold 8,984,375 shares of common stock (including 1,171,875 shares sold pursuant to the underwriters' exercise of their option to purchase additional shares from the Company) at the public offering price of $11.00 per share. In accordance with the terms of the IPO, with net proceeds received from the underwriters' exercise of their option to purchase additional shares, the Company repurchased 1,171,875 shares of its common stock issued to a member of the LLC in connection with the Company's formation transactions. The Company received proceeds of $75.8 million, net of the underwriting discount, offering expenses and the repurchase of shares. Upon the close of the IPO, the Company had 16,448,750 common shares outstanding.

On December 9, 2015, the Company completed a follow-on equity offering, issuing and selling 4,025,000 shares of common stock (including 525,000 shares sold pursuant to the underwriter's exercise of their option to purchase additional shares from the Company) at a public offering price of $12.50 per share. The Company received proceeds of $47.3 million, net of the underwriting discount and offering expenses. After the closing of the follow-on offering, the Company had 20,541,546 common shares outstanding.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts have been eliminated upon consolidation.

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Unless the context otherwise requires, the terms “we”, “us”, “our” and “the Company” refer to the Company and its wholly owned subsidiaries, on a consolidated basis.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and notes. Accordingly, actual results could differ materially from these estimates.

Reclassifications

Certain items in prior year consolidated financial statements related to capitalized selling and marketing expenses have been reclassified to conform with current year presentation. Effective January 1, 2016, these costs were amortized to selling and marketing expenses rather than cost of home sales in the accompanying consolidated statements of operations. Effective July 1, 2016, capitalized selling and marketing costs were reclassified to other assets from real estate inventories in the accompanying consolidated balance sheets. Prior year amounts have been reclassified to conform to the current period presentation. Please see "Selling and Marketing Expense" below for more information.

Segment Reporting

Accounting Standards Codification ("ASC") 280, Segment Reporting (“ASC 280”) established standards for the manner in which public enterprises report information about operating segments. In accordance with ASC 280, we have determined that our homebuilding division and our fee building division are our operating segments. Corporate is a non-operating segment.

Cash and Cash Equivalents

We define cash and cash equivalents as cash on hand, demand deposits with financial institutions, and short term liquid investments with a maturity date of less than three months from the date of purchase.

Restricted Cash

Restricted cash of $0.6 million and $0.4 million as of December 31, 2016 and 2015, respectively, is held in accounts for payments of subcontractor costs incurred in connection with various fee building projects.

Real Estate Inventories and Cost of Sales

We capitalize pre-acquisition, land, development and other allocated costs, including interest, property taxes and indirect construction costs. Pre-acquisition costs, including non-refundable land deposits, are expensed to other expense, net, if we determine continuation of the prospective project is not probable.

Land, development and other common costs are typically allocated to real estate inventories using a methodology that approximates the relative-sales-value method. Home construction costs per production phase are recorded using the specific identification method. Cost of sales for homes closed includes the estimated total construction costs of each home at completion and an allocation of all applicable land acquisition, land development and related common costs (both incurred and estimated to be incurred) based upon the relative-sales-value of the home within each project. Changes in estimated development and common costs are allocated prospectively to remaining homes in the project.

In accordance with Accounting Standards Codification ("ASC") 360, Property, Plant and Equipment (“ASC 360”), inventory is stated at cost, unless the carrying amount is determined not to be recoverable, in which case inventory is written down to its fair value. We review each real estate asset on a periodic basis or whenever indicators of impairment exist. Real estate assets include projects actively selling and projects under development or held for future development. Indicators of impairment include, but are not limited to, significant decreases in local housing market values and selling prices of comparable homes, significant decreases in gross margins and sales absorption rates, costs significantly in excess of budget, and actual or projected cash flow losses.

If there are indicators of impairment, we perform a detailed budget and cash flow review of the applicable real estate inventories to determine whether the estimated remaining undiscounted future cash flows of the project are more or less than the asset’s carrying value. If the undiscounted estimated future cash flows are more than the asset’s carrying value, no impairment adjustment is required. However, if the undiscounted estimated future cash flows are less than the asset’s carrying value, the asset is deemed impaired and is written down to fair value.

When estimating undiscounted estimated future cash flows of a project, we make various assumptions, including: (i) expected sales prices and sales incentives to be offered, including the number of homes available, pricing and incentives being offered by us or other builders in other projects, and future sales price adjustments based on market and economic trends; (ii) expected sales pace and cancellation rates based on local housing market conditions, competition and historical trends; (iii) costs expended to date and expected to be incurred including, but not limited to, land and land development costs, home construction costs, interest costs, indirect construction and overhead costs, and selling and marketing costs; (iv) alternative product offerings that may be offered that could have an impact on sales pace, sales price and/or building costs; and (v) alternative uses for the property.

Many assumptions are interdependent and a change in one may require a corresponding change to other assumptions. For example, increasing or decreasing sales absorption rates has a direct impact on the estimated per unit sales price of a home, the level of time sensitive costs (such as indirect construction, overhead and carrying costs), and selling and marketing costs (such as model maintenance costs and advertising costs). Depending on the underlying objective of the project, assumptions could have a significant impact on the projected cash flow analysis. For example, if our objective is to preserve operating margins, our cash flow analysis will be different than if the objective is to increase the velocity of sales. These objectives may vary significantly from project to project and over time.

If real estate assets are considered impaired, the impairment adjustments are calculated by determining the amount the asset's carrying value exceeds its fair value. We calculate the fair value of real estate projects under either a land residual value analysis or a discounted cash flow analysis. Under the land residual value analysis, we estimate what a willing buyer would pay and what a willing seller would sell a parcel of land for (other than in a forced liquidation) in order to generate a market rate operating margin and return. Under the discounted cash flow method, the fair value is determined by calculating the present value of future cash flows using a risk adjusted discount rate. Critical assumptions that are included as part of these analyses include estimating future housing revenues, sales absorption rates, land development, construction and related carrying costs (including future capitalized interest), and all direct selling and marketing costs. This evaluation and the assumptions used by management to determine future estimated cash flows and fair value require a substantial degree of judgment, especially with respect to real estate projects that have a substantial amount of development to be completed, have not started selling or are in the early stages of sales, or are longer in duration. Actual revenues, costs and time to complete and sell a community could vary from these estimates which could impact the calculation of fair value of the asset and the corresponding amount of impairment that is recorded in our results of operations.

Capitalization of Interest

We follow the practice of capitalizing interest to real estate inventories during the period of development and to investments in unconsolidated joint ventures, when applicable, in accordance with ASC 835, Interest (“ASC 835”). Interest capitalized as a component of cost of real estate inventories is included in cost of home sales as related homes or lots are sold. To the extent interest is capitalized to investment in unconsolidated joint ventures, it is included as a reduction of income from unconsolidated joint ventures when the related homes or lots are sold to third parties. To the extent our debt exceeds our qualified assets as defined in ASC 835, we expense a portion of the interest incurred by us. Qualified assets represent projects that are actively selling or under development as well as investments in unconsolidated joint ventures accounted for under the equity method until such equity investees begin their principal operations.

Revenue Recognition

Home Sales and Profit Recognition

In accordance with ASC 360, revenue from home sales and other real estate sales are recorded and a profit is recognized when the respective homes are closed under the full accrual method. Home sales and other real estate sales are closed when all conditions of escrow are met, including delivery of the home or other real estate asset, title passes, appropriate consideration is received and collection of associated receivables, if any, is reasonably assured. Sales incentives are a reduction of revenues when the respective home is closed. When it is determined that the earnings process is not complete, the sale and related profit are deferred for recognition in future periods. The profit we record is based on the calculation of cost of sales, which is dependent on our allocation of costs, as described in more detail above in the section entitled “Real Estate Inventories and Cost of Sales.”

Fee Building

The Company enters into fee building agreements to provide services whereby it builds homes on behalf of independent third-party property owners. The independent third-party property owner funds all project costs incurred by the Company to build and sell the homes. The Company primarily enters into cost plus fee contracts where it charges independent third-party property owners for all direct and indirect costs, plus a negotiated management fee. For these types of contracts, the Company recognizes revenue based on the actual total costs it has expended plus the applicable management fee. The management fee is typically a fixed fee based on a percentage of the cost or home sales revenue of the project depending on the terms of the agreement with the independent third-party property owner. In accordance with ASC 605, Revenue Recognition (“ASC 605”), revenues from fee building services are recognized using a cost-to-cost approach in applying the percentage-of-completion method. Under this approach, revenue is earned in proportion to total costs incurred, divided by total costs expected to be incurred. The total estimated cost plus the management fee represents the total contract value. The Company recognizes revenue based on the actual labor and other direct costs incurred, plus the portion of the management fee it has earned to date. In the course of providing its services, the Company routinely subcontracts for services and incurs other direct costs on behalf of the property owners. These costs are passed through to the property owners and, in accordance with industry practice and GAAP, are included in the Company’s revenue and cost of revenue. The Company recognizes revenue for any incentive compensation when such financial thresholds are probable of being met and such compensation is deemed to be collectible, generally at the date the amount is communicated to us by the independent third-party property owner.

The Company also enters into fee building and management contracts with third parties and its unconsolidated joint ventures where it provides construction supervision services, as well as sales and marketing services, and does not bear financial risks for any services provided. In accordance with ASC 605, revenues from these services are recognized over a proportional performance method or completed performance method. Under ASC 605, revenue is earned as services are provided in proportion to total services expected to be provided to the customer or on a straight line basis if the pattern of performance cannot be determined. Costs are recognized as incurred. Revenue recognition for any portion of the fees earned from these services that are contingent upon a financial threshold or specific event is deferred until the threshold is achieved or the event occurs.

The Company’s fee building revenues have historically been concentrated with a small number of customers. For the years ended December 31, 2016, 2015 and 2014, one customer comprised 96%, 92% and 87% of fee building revenue, respectively. The balance of the fee building revenues represented management fees earned from unconsolidated joint ventures. As of December 31, 2016 and 2015, one customer comprised 87% and 74% of contracts and accounts receivables, respectively.

Variable Interest Entities

The Company accounts for variable interest entities in accordance with ASC 810, Consolidation (“ASC 810”). Under ASC 810, a variable interest entity (“VIE”) is created when: (a) the equity investment at risk in the entity is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties, including the equity holders; (b) the entity’s equity holders as a group either (i) lack the direct or indirect ability to make decisions about the entity, (ii) are not obligated to absorb expected losses of the entity or (iii) do not have the right to receive expected residual returns of the entity; or (c) the entity’s equity holders have voting rights that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of the equity holder with disproportionately few voting rights. If an entity is deemed to be a VIE pursuant to ASC 810, the enterprise that has both (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (ii) the obligation to absorb the expected losses of the entity or right to receive benefits from the entity that could be potentially significant to the VIE is considered the primary beneficiary and must consolidate the VIE.

Under ASC 810, a non-refundable deposit paid to an entity may be deemed to be a variable interest that will absorb some or all of the entity’s expected losses if they occur. Our land purchase and lot option deposits generally represent our maximum exposure to the land seller if we elect not to purchase the optioned property. In some instances, we may also expend funds for due diligence, development and construction activities with respect to optioned land prior to takedown. Such costs are classified as real estate inventories, which we would have to write off should we not exercise the option. Therefore, whenever we enter into a land option or purchase contract with an entity and make a non-refundable deposit, a VIE may have been created.

As of December 31, 2016 and 2015, the Company was not required to consolidate any VIEs. In accordance with ASC 810, we perform ongoing reassessments of whether we are the primary beneficiary of a VIE.

Noncontrolling Interest

During 2013, the Company entered into a joint venture agreement with a third-party property owner. In accordance with ASC 810, the Company analyzed this arrangement and determined that it was not a VIE; however, the Company determined it was required to consolidate the joint venture as the Company has a controlling financial interest with the powers to direct the major decisions of the entity.  As of December 31, 2016 and 2015, the third-party investor had an equity balance of $0.1 million and $0.9 million, respectively.

Investments in and Advances to Unconsolidated Joint Ventures

We use the equity method to account for investments in homebuilding and land development joint ventures that qualify as VIEs where we are not the primary beneficiary and other entities that we do not control but have the ability to exercise significant influence over the operating and financial policies of the investee. The Company also uses the equity method when we function as the managing member or general partner and our venture partner has substantive participating rights or where we can be replaced by our venture partner as managing member without cause.

As noted above, as of December 31, 2016 and 2015, the Company concluded that some of its joint ventures were VIEs. The Company concluded that it was not the primary beneficiary of the variable interest entities and, accordingly, accounted for these entities under the equity method of accounting.

Under the equity method, we recognize our proportionate share of earnings and losses generated by the joint venture upon the delivery of lots or homes to third parties. Our proportionate share of intra-entity profits and losses are eliminated until the related asset has been sold by the unconsolidated joint venture to third parties. We classify cash distributions received from equity method investees using the cumulative earnings approach. Our ownership interests in our unconsolidated joint ventures vary, but are generally less than or equal to 35%. The accounting policies of our joint ventures are consistent with those of the Company.

We review real estate inventory held by our unconsolidated joint ventures for impairment, consistent with our real estate inventories. We also review our investments in and advances to unconsolidated joint ventures for evidence of other-than-temporary declines in value. To the extent we deem any portion of our investment in and advances to unconsolidated joint ventures as not recoverable, we impair our investment accordingly. For the years ended December 31, 2016, 2015 and 2014, no impairments related to investment in and advances to unconsolidated joint ventures were recorded.

The Company selectively provides loan-to-value (“LTV”) maintenance agreements and completion agreements for debt owed by its unconsolidated joint ventures. Such arrangements facilitate the financing of our joint ventures' development projects and arise in the ordinary course of business. Refer to Note 10 for more information discussing the LTV maintenance agreements and completion agreements.

Selling and Marketing Expense

Selling and marketing costs incurred to sell real estate projects are capitalized if they are reasonably expected to be recovered from the sale of the project or from incidental operations, and are incurred for tangible assets that are used directly through the selling period to aid in the sale of the project or services that have been performed to obtain regulatory approval of sales. These capitalizable selling and marketing costs include, but are not limited to, model home design, model home decor and landscaping, and sales office/design studio setup. Effective January 1, 2016, these costs were amortized to selling and marketing expenses rather than cost of home sales. Prior year periods have been reclassified to conform with current year presentation. The reclassification caused homebuilding gross margin to increase by approximately $4.8 million and $0.8 million, respectively, for the years ended December 31, 2015 and 2014, respectively, or 1.7% and 1.5% of home sales revenue, respectively, and a corresponding increase to selling and marketing expenses by the same amount. All other selling and marketing costs, such as commissions and advertising, are expensed in the period incurred and included in selling and marketing expense in the accompanying consolidated statements of operations. Effective July 1, 2016, these capitalized costs were reclassified to other assets from real estate inventories. Prior year periods have been reclassified to conform to current year presentation including $9.3 million reclassified from real estate inventories to other assets in the accompanying consolidated balance sheet as of December 31, 2015.

Warranty Accrual

We offer warranties on our homes that generally cover various defects in workmanship or materials, or structural construction defects for one year. Estimated future direct warranty costs are accrued and charged to cost of sales in the period when the related homebuilding revenues are recognized. Amounts are accrued based upon the Company’s historical rates. In addition, the Company has received warranty payments from third-party property owners for certain of its fee building projects that have since closed-out where the Company has the contractual risk of construction. These payments are recorded as warranty accruals. We assess the adequacy of our warranty accrual on a quarterly basis and adjust the amounts recorded if necessary. Our warranty accrual is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets and adjustments to our warranty accrual are recorded through cost of sales.

Contracts and Accounts Receivable

Contracts and accounts receivable primarily represent the fees earned, but not collected, and reimbursable project costs incurred in connection with fee building agreements. The Company periodically evaluates the collectability of its contracts receivable, and, if it is determined that a receivable might not be fully collectible, an allowance is recorded for the amount deemed uncollectible. This allowance for doubtful accounts is estimated based on management’s evaluation of the contracts involved and the financial condition of its customers. Factors considered in such evaluations include, but are not limited to: (i) customer type; (ii) historical contract performance; (iii) historical collection and delinquency trends; (iv) customer credit worthiness; and (v) general economic conditions. In addition to contracts receivable, escrow receivables are included in contracts and accounts receivable in the accompanying consolidated balance sheets. As of December 31, 2016 and 2015, no allowance was recorded related to contracts and accounts receivable.

Property and Equipment

Property and equipment are recorded at cost and included in other assets in the accompanying consolidated balance sheets and depreciated using the straight-line method over their estimated useful lives ranging from three to five years. Leasehold improvements are stated at cost and are amortized using the straight-line method over the shorter of either their estimated useful lives or the term of the lease. For the years ended December 31, 2016, 2015 and 2014, the Company incurred depreciation expense of $0.5 million, $0.5 million and $0.4 million, respectively.

Income Taxes

Income taxes are accounted for in accordance with ASC 740, Income Taxes (“ASC 740”). As a result of the conversion from an LLC to a taxable entity in connection with the Company's IPO, the Company recognized a cumulative net deferred tax asset of $1.5 million related to the difference between the financial statement basis and tax basis of the assets and liabilities as of January 30, 2014. Subsequent to the conversion, the consolidated provision for, or benefit from, income taxes are calculated using the asset and liability method, under which deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.
Deferred tax assets are evaluated on a quarterly basis to determine if adjustments to the valuation allowance are required. In accordance with ASC 740, we assess whether a valuation allowance should be established based on the consideration of all available evidence using a “more likely than not” standard with respect to whether deferred tax assets will be realized. The ultimate realization of deferred tax assets depends primarily on the generation of future taxable income during the periods in which the differences become deductible. The value of our deferred tax assets will depend on applicable income tax rates. Judgment is required in determining the future tax consequences of events that have been recognized in our consolidated financial statements and/or tax returns. Differences between anticipated and actual outcomes of these future tax consequences could have a material impact on our consolidated financial statements.
ASC 740 defines the methodology for recognizing the benefits of uncertain tax return positions as well as guidance regarding the measurement of the resulting tax benefits.  These provisions require an enterprise to recognize the financial statement effects of a tax position when it is more likely than not (defined as a likelihood of more than 50%), based on the technical merits, that the position will be sustained upon examination.  In addition, these provisions provide guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  The evaluation of whether a tax position meets the more-likely-than-not recognition threshold requires a substantial degree of judgment by management based on the individual facts and circumstances.

Stock-Based Compensation

We account for share-based awards in accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”) and ASC 505-50, Equity – Equity Based Payments to Non-Employees (“ASC 505-50”).

ASC 718 requires that the cost resulting from all share-based payment transactions be recognized in a company's financial statements. ASC 718 requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans.

On June 26, 2015, the Company entered into an agreement that transitioned Joseph Davis' role within the Company from Chief Investment Officer to a non-employee consultant to the Company. Per the agreement, Mr. Davis' outstanding restricted stock units and stock option equity awards will continue to vest in accordance with their original terms. Under ASC 505-50, if an employee becomes a non-employee and continues to vest in an award pursuant to the award's original terms, that award will be treated as an award to a non-employee prospectively, provided the individual is required to continue providing services to the employer (such as consulting services). Based on the terms and conditions of Mr. Davis' consulting agreement noted above, we account for Mr. Davis' share-based awards in accordance with ASC 505-50.

ASC 505-50 requires that Mr. Davis' award be accounted for prospectively, such that the fair value of the award will be re-measured at each reporting date until the earlier of (a) the performance commitment date or (b) the date the services required under the transition agreement with Mr. Davis have been completed. ASC 505-50 requires that compensation cost ultimately recognized in the Company's financial statements be the sum of (a) the compensation cost recognized during the period of time the individual was an employee (based on the grant-date fair value) plus (b) the fair value of the award determined on the measurement date determined in accordance with ASC 505-50 for the pro-rata portion of the vesting period in which the individual was a non-employee. Mr. Davis' outstanding awards fully vest during January 2017 and at that time, the award will be re-measured for the pro-rata portion of the vesting period in which he was a non-employee and the award will be fully expensed.

 Recently Issued Accounting Standards

The Company qualifies as an “emerging growth company” pursuant to the provisions of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Section 102 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. As previously disclosed, the Company has chosen, irrevocably, to “opt out” of such extended transition period, and as a result, will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which supersedes existing accounting literature relating to how and when a company recognizes revenue. Under ASU 2014-09, a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods and services. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delayed the effective date of ASU 2014-09 by one year. As a public company, ASU 2014-09 is effective for our interim and annual reporting periods beginning after December 15, 2017, and at that time, we expect to adopt the new standard under the modified retrospective approach. We do not believe the adoption of ASU 2014-09 will have a material impact on the amount or timing of our home building revenues. Although we are still evaluating the accounting for marketing costs under the new standard, there is a possibility that the adoption of ASU 2014-09 will impact the timing of recognition and classification in our consolidated financial statements of certain capitalized selling and marketing costs we incur to obtain sales contracts from our customers. Currently, these selling and marketing costs are capitalized to other assets and amortized to selling and marketing expenses as homes are delivered.  Under the new guidance, some of these costs may need to be expensed immediately. We are continuing to evaluate the impact the adoption may have on other aspects of our business and on our consolidated financial statements and disclosures.

In June 2014, the FASB issued ASU No. 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period (“ASU 2014-12”), which requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition.  A reporting entity should apply existing guidance in ASC 718, as it relates to awards with performance conditions that affect vesting to account for such awards.  The Company adopted ASU 2014-12 for the annual period ending December 31, 2016 with no material effect on our consolidated financial statements and related disclosures as the Company has no outstanding share-based awards subject to performance targets.

In February 2015, the FASB issued Accounting Standards Update ASU No. 2015-02, Amendments to the Consolidation Analysis (“ASU 2015-02”), which changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. Our adoption of ASU 2015-02 for the annual period ended December 31, 2016 resulted in no material effect on our consolidated financial statements and related disclosures.

In April 2015, the FASB issued Accounting Standards Update ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”), which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts.  We adopted ASU 2015-03 for the annual period ending December 31, 2016 and it did not have any effect on our consolidated financial statements and related disclosures as the treatment of the Company's current debt issuance costs is covered under ASU No. 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements – Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting, discussed below.

In August 2015, the FASB issued ASU No. 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements – Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting (“ASU 2015-15”), which clarifies the treatment of debt issuance costs from line-of-credit arrangements after the adoption of ASU 2015-03. In particular, ASU 2015-15 clarifies that the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. Under ASU 2015-15, debt issuance costs from our unsecured revolving credit facility are capitalized to other assets and subsequently amortized over the term of the borrowing agreement.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 will require organizations that lease assets (referred to as “lessees”) to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. Under ASU 2016-02, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Lessor accounting remains substantially similar to current GAAP. In addition, disclosures of leasing activities are to be expanded to include qualitative along with specific quantitative information. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. ASU 2016-02 mandates a modified retrospective transition method. This guidance is not expected to have a material impact on our consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The Company will adopt ASU 2016-09 for the annual period ending December 31, 2017. The adoption is not expected to have a material impact on our consolidated financial statements as the Company has no existing APIC pools at December 31, 2016 to absorb future excess tax deficiencies from share-based payment awards.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15").  ASU 2016-15 provides guidance on how certain cash receipts and cash payments are to be presented and classified in the statement of cash flows.  ASU 2016-15 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2017, and early adoption is permitted.  We are currently evaluating the impact adoption will have on our financial statements. We do not expect the adoption of ASU 2016-15 to have a material effect on our consolidated financial statements and disclosures.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash ("ASU 2016-18"). ASU 2016-16 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The guidance is not expected to have a material impact on our consolidated financial statements.

2.    Computation of Earnings Per Share
Basic and diluted earnings per share for the years ended December 31, 2016, 2015 and 2014 give effect to the conversion of the Company’s members’ equity into common stock on January 30, 2014 as though the conversion had occurred as of the beginning of the reporting period or the original date of issuance, if later. The number of shares converted was based on the actual IPO price of $11.00 per share.

The following table sets forth the components used in the computation of basic and diluted earnings per share for the years ended December 31, 2016, 2015 and 2014:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in thousands, except per share amounts)
Numerator:
Net income attributable to The New Home Company Inc.	$21,022	$21,688	$4,787

Denominator:
Basic weighted-average shares outstanding	20,685,386	16,767,513	15,927,917
Effect of dilutive shares:
Stock options and unvested restricted stock units	106,059	173,575	41,282
Diluted weighted-average shares outstanding	20,791,445	16,941,088	15,969,199

Basic earnings per share attributable to The New Home Company Inc.	$1.02	$1.29	$0.30
Diluted earnings per share attributable to The New Home Company Inc.	$1.01	$1.28	$0.30

Antidilutive stock options and unvested restricted stock units not included in diluted earnings per share	849,977	7,414	796,864

3.    Contracts and Accounts Receivable
Contracts and accounts receivable consist of the following:

	December 31,
	2016	2015
	(Dollars in thousands)
Contracts receivable:
Costs incurred on fee building projects	$178,103	$139,677
Estimated earnings	8,404	10,213
	186,507	149,890
Less: amounts collected during the period	(162,203)	(132,109)
Contracts receivable	$24,304	$17,781

Contracts receivable:
Billed	$—	$—
Unbilled	24,304	17,781
	24,304	17,781
Accounts receivable:
Escrow receivables	3,385	6,179
Other receivables	144	—
Contracts and accounts receivable	$27,833	$23,960

Billed contracts receivable represent amounts billed to customers that have yet to be collected. Unbilled contracts receivable represents the contract revenue recognized but not yet billable pursuant to contract terms or administratively not invoiced. All unbilled receivables as of December 31, 2016 and 2015 are expected to be billed and collected within 90 days. Accounts payable at December 31, 2016 and 2015 includes $22.8 million and $16.7 million, respectively, related to costs incurred under the Company’s fee building contracts.

4.    Real Estate Inventories and Capitalized Interest
Real estate inventories are summarized as follows:

	December 31,
	2016	2015
	(Dollars in thousands)
Deposits and pre-acquisition costs	$38,723	$17,133
Land held and land under development	98,596	57,659
Homes completed or under construction	93,628	100,523
Model homes	55,981	25,321
	$286,928	$200,636

All of our deposits and pre-acquisition costs are non-refundable, except for $4.1 million and $0.5 million as of December 31, 2016 and 2015, respectively.
Land held and land under development includes costs incurred during site development such as land, development, indirects, and permits. Homes completed or under construction and model homes (except for capitalized selling and marketing costs, which have been classified in other assets) include all costs associated with home construction, including land, development, indirects, permits, materials and labor.
In accordance with Accounting Standards Codification ("ASC") 360, Property, Plant and Equipment (“ASC 360”), inventory is stated at cost, unless the carrying amount is determined not to be recoverable, in which case inventory is written down to its fair value. We review each real estate asset at the community-level, on a quarterly basis or whenever indicators of impairment exist. For the year ended December 31, 2016, the Company recognized real estate-related impairments of $3.5 million in cost of sales resulting in a decrease of the same amount to income before income taxes for our homebuilding segment. Fair value for homebuilding projects impaired during 2016 was calculated using a land residual value analysis and under a discounted cash flow model. The project cash flows were discounted at rates ranging from 10-14%. Fair value for the land sales project impaired during 2016 was determined using the land purchase price included in the executed sales agreement, less the Company's cost to sell. The following table summarizes inventory impairments recorded during the years ended December 31, 2016, 2015 and 2014:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in Thousands)
Inventory impairments:
Home sales	$2,350	$—	$—
Land sales	1,150	—	—
Total inventory impairments	$3,500	$—	$—

Remaining carrying value of inventory impaired at year end	$30,225	$—	$—
Number of projects impaired during the year	3	—	—
Total number of projects subject to periodic impairment review during the year (1)	27	18	14

(1)
Represents the peak number of real estate projects that we had during each respective year. The number of projects outstanding at the end of each year may be less than the number of projects listed herein.

The home sales impairments of $2.4 million related to land under development and homes completed or under construction for two active homebuilding communities. These communities were experiencing slow monthly sales absorption rates, and the Company determined that additional incentives were required to sell the remaining homes and lots at estimated aggregate sales prices that would be lower than its previous carrying values. One community is located in Southern California and the other is located in Northern California. The land sales impairments of $1.2 million related to land under development in Northern California that the Company intends to sell once certain improvements are complete.

Interest is capitalized to inventory during development and other qualifying activities. Interest capitalized as a cost of inventory is included in cost of sales as related homes are closed. For the years ended December 31, 2016, 2015 and 2014 interest incurred, capitalized and expensed was as follows:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in thousands)
Interest incurred	$7,484	$4,722	$1,857
Interest capitalized	(7,484)	(4,722)	(1,857)
Interest expensed	$—	$—	$—

Capitalized interest in beginning inventory	$4,190	$2,328	$1,003
Interest capitalized as a cost of inventory	7,484	4,722	1,857
Contribution to unconsolidated joint ventures	(1)	(264)	—
Previously capitalized interest included in cost of sales	(5,331)	(2,511)	(532)
Interest previously capitalized as a cost of inventory, included in other expense	—	(85)	—
Capitalized interest in ending inventory	$6,342	$4,190	$2,328

Capitalized interest as a percentage of inventory	2.2%	2.1%	1.5%
Interest included in cost of sales as a percentage of home sales revenue	1.0%	0.9%	0.9%
Contribution to unconsolidated joint ventures relates to interest capitalized as a cost of inventory, which was then contributed by the Company to unconsolidated joint ventures formed in each of 2016 and 2015.

5.    Investments in and Advances to Unconsolidated Joint Ventures

As of December 31, 2016 and 2015, the Company had ownership interests in 13 and 14, respectively, unconsolidated joint ventures with ownership percentages that generally range from 5% to 35%. The condensed combined balance sheets for our unconsolidated joint ventures accounted for under the equity method are as follows:

	December 31,
	2016	2015
	(Dollars in thousands)
Cash and cash equivalents	$33,683	$53,936
Restricted cash	8,374	12,279
Real estate inventories	386,487	415,730
Other assets	1,664	3,972
Total assets	$430,208	$485,917

Accounts payable and accrued liabilities	$28,706	$57,813
Notes payable	97,664	94,890
Total liabilities	126,370	152,703
The New Home Company's equity	46,857	60,572
Other partners' equity	256,981	272,642
Total equity	303,838	333,214
Total liabilities and equity	$430,208	$485,917
Debt-to-capitalization ratio	24.3%	22.2%
Debt-to-equity ratio	32.1%	28.5%

As of December 31, 2016 and 2015, the Company had advances outstanding of approximately $4.0 million and $0, respectively, to these unconsolidated joint ventures, which were included in the notes payable balances of the unconsolidated joint ventures in the table above.

The condensed combined statements of operations for our unconsolidated joint ventures accounted for under the equity method are as follows:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in thousands)
Revenues	$233,219	$409,881	$271,385
Cost of sales and expenses	207,028	344,687	230,211
Net income of unconsolidated joint ventures	$26,191	$65,194	$41,174
Equity in net income of unconsolidated joint ventures reflected in the accompanying consolidated statements of operations	$7,691	$13,767	$8,443

The Company has entered into agreements with its unconsolidated joint ventures to provide management services related to the underlying projects (collectively referred to as the “Management Agreements”). Pursuant to the Management Agreements, the Company receives a management fee from its unconsolidated joint ventures based on each project’s revenues. For the years ended December 31, 2016, 2015 and 2014, the Company earned $8.2 million, $12.4 million, and $9.6 million, respectively, in management fees, which have been recorded as fee building revenues in the accompanying consolidated statements of operations.
On January 15, 2016, the Company entered into an assignment and assumption of membership interest agreement (the “Buyout Agreement”) for its partner's interest in the TNHC San Juan LLC unconsolidated joint venture. Per the terms of the Buyout Agreement, the Company contributed $20.6 million to the joint venture, and the joint venture made a liquidating cash distribution to our partner for the same amount in exchange for its membership interest. Prior to the buyout, the Company accounted for its investment in TNHC San Juan LLC as an equity method investment. After the buyout, TNHC San Juan LLC is now a wholly owned subsidiary of the Company.
During June 2016, our LR8 Investors LLC unconsolidated joint venture (LR8) made its final distributions, allocated $0.5 million of income to the Company from a reduction in reserves, and our outside equity partner exited the joint venture. Upon the change in control, we were required to consolidate this venture as a wholly owned subsidiary and the Company assumed the cash, accounts receivable, accounts payable, and accrued liabilities, including warranty reserve, of the joint venture. As part of this transaction, and in accordance with ASC 805, Business Combinations, the Company also recognized a gain of $1.1 million due to the purchase of our JV partner's interest for less than its carrying value.
On October 31, 2016, the Company entered into a $4.0 million unsecured promissory note with Encore McKinley Village, LLC, an unconsolidated joint venture. As of December 31, 2016, the amount of outstanding principal was $4.0 million. The note matures on August 31, 2017, with the right to extend to August 31, 2018, and bears interest at 10% per annum. The $4.0 million outstanding principal is included in investments in and advances to unconsolidated joint ventures in the accompanying consolidated balance sheets.

6.    Other Assets
Other assets consist of the following:

	December 31,
	2016	2015
	(Dollars in thousands)
Capitalized selling and marketing costs (1)	$10,101	$9,282
Deferred tax asset, net	8,434	7,516
Property and equipment, net of accumulated depreciation	857	929
Prepaid expenses	1,907	1,127
Other assets	—	15
	$21,299	$18,869

(1)
The Company amortized $9.2 million and $4.8 million of capitalized selling and marketing project costs to selling and marketing expenses during the years ended December 31, 2016 and 2015, respectively.

7.    Accrued Expenses and Other Liabilities
Accrued expenses and other liabilities consist of the following:

	December 31,
	2016	2015
	(Dollars in thousands)
Warranty accrual	$4,931	$4,181
Accrued compensation and benefits	6,786	5,106
Accrued interest	648	453
Completion reserve	1,355	1,168
Income taxes payable	7,147	6,780
Deferred profit from unconsolidated joint ventures	957	1,603
Other accrued expenses	1,594	536
	$23,418	$19,827

Changes in our warranty accrual are detailed in the table set forth below:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in thousands)
Beginning warranty accrual for homebuilding projects	$3,846	$1,277	$810
Warranty provision for homebuilding projects	1,921	2,802	562
Warranty assumed from joint venture at consolidation	469	—	—
Warranty payments for homebuilding projects	(563)	(233)	(95)
Adjustment to warranty accrual	(1,065)	—	—
Ending warranty accrual for homebuilding projects	4,608	3,846	1,277

Beginning warranty accrual for fee building projects	335	301	264
Warranty provision for fee building projects	—	57	62
Warranty efforts for fee building projects	(12)	(23)	(25)
Ending warranty accrual for fee building projects	323	335	301
Total ending warranty accrual	$4,931	$4,181	$1,578

During the third quarter of 2016, we recorded an adjustment of $1.1 million to our warranty accrual primarily due to lower than expected warranty related expenditures. The corresponding adjustment was included as a reduction to cost of home sales in the accompanying consolidated statements of operations.

8.    Unsecured Revolving Credit Facility and Other Notes Payable
Notes payable consisted of the following:

	December 31,
	2016	2015
	(Dollars in thousands)
Senior unsecured revolving credit facility	$118,000	$74,924
Note payable to land seller	—	6,000
Construction loans	—	2,158
	$118,000	$83,082

We have a senior unsecured revolving credit facility (the "Credit Facility") with a bank group. As of December 31, 2015, the total commitment under such Credit Facility was $200.0 million of which $74.9 million was outstanding. In May 2016, we increased the commitment under the Credit Facility from $200 million to $260 million with an accordion feature that allows borrowings thereunder to be increased up to an aggregate of $350 million, subject to certain conditions, including the availability of bank commitments, and extended the maturity date by one year to April 30, 2019. As of December 31, 2016, we had $118.0 million outstanding under the credit facility and $142.0 million in availability. We may repay advances at any time without premium or penalty. Interest is payable monthly and is charged at a rate of 1-month LIBOR plus a margin ranging from 2.25% to 3.00% depending on the Company’s leverage ratio as calculated at the end of each fiscal quarter. As of December 31, 2016, the interest rate under the facility was 3.52%. Pursuant to the Credit Facility, the Company is required to maintain certain financial covenants as defined in the Credit Facility, including (i) a minimum tangible net worth; (ii) maximum leverage ratios; (iii) a minimum liquidity covenant; and (iv) a minimum fixed charge coverage ratio based on EBITDA (as detailed in the Credit Facility) to interest incurred. As of December 31, 2016, the Company was in compliance with all financial covenants.
In December 2016, the Company retired a term loan with a land seller. The loan was secured by real estate, and bore interest at 7.0% per annum. Immediately prior to payoff, the land seller reduced the principal balance of $4.0 million by $250,000 in exchange for the immediate payoff of the note. The Company paid off the new principal balance of $3.75 million and recognized the $250,000 principal reduction as a gain in other expense, net, in the accompanying consolidated statements of operations.
In May 2014, we entered into two secured construction loans with a bank related to model and production homes for a specific project. The project closed out during 2016 and the associated loans were paid off.
Notes payable have stated maturities as follows for the years ending December 31 (dollars in thousands):

2017	$—
2018	—
2019	118,000
$118,000

9.    Fair Value Disclosures
ASC 820, Fair Value Measurements and Disclosures, defines fair value as the price that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants at measurement date and requires assets and liabilities carried at fair value to be classified and disclosed in the following three categories:

•	Level 1 – Quoted prices for identical instruments in active markets
•
Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are inactive; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets at measurement date

•	Level 3 – Valuations derived from techniques where one or more significant inputs or significant value drivers are unobservable in active markets at measurement date

Fair Value of Financial Instruments
The accompanying consolidated balance sheets include the following financial instruments: cash and cash equivalents, restricted cash, contracts and accounts receivable, due from affiliates, accounts payable, accrued expenses and other liabilities, due to affiliates, unsecured revolving credit facility and other notes payable.
The Company considers the carrying value of cash and cash equivalents, restricted cash, contracts and accounts receivable, accounts payable, and accrued expenses and other liabilities to approximate the fair value of these financial instruments based on the short duration between origination of the instruments and their expected realization. The fair value of amounts due from affiliates and due to affiliates is not determinable due to the related party nature of such amounts. As of December 31, 2016 and 2015, the fair value of the Company's unsecured revolving credit facility and other notes payable approximated the carrying value. The Company determined that the fair value estimates of its unsecured revolving credit facility and other notes payable are classified as Level 3 within the fair value hierarchy. The estimated fair value of the outstanding revolving credit facility balance at December 31, 2016 and 2015 approximated the carrying value due to the short-term nature of LIBOR contracts. The estimated fair value of other notes receivable at December 31, 2015 was based on a cash flow model discounted at market interest rates that considered underlying risks of the debt.
Non-Recurring Fair Value Adjustments
Nonfinancial assets and liabilities include items such as inventory and long-lived assets that are measured at cost when acquired and adjusted for impairment to fair value, if deemed necessary. For the year ended December 31, 2016, the Company recognized real estate-related impairment adjustments of $3.5 million. Of this amount, $2.4 million related to two active homebuilding communities and $1.2 million related to land the Company has under development and intends to sell. These impairment adjustments were made using Level 3 inputs and assumptions. The fair value of the real estate inventories subject to the impairment adjustments was $30.2 million at December 31, 2016.
During the years ended December 31, 2015 and 2014, the Company did not record any fair value adjustments to those nonfinancial assets and liabilities remeasured at fair value on a nonrecurring basis.

10.    Commitments and Contingencies

The Company is a defendant in various lawsuits related to its normal course of business. We record a reserve for potential legal claims and regulatory matters when they are probable of occurring and a potential loss is reasonably estimable. We accrue for these matters based on facts and circumstances specific to each matter and revise these estimates when necessary.
In view of the inherent difficulty of predicting outcomes of legal claims and related contingencies, we generally cannot predict their ultimate resolution, related timing or eventual loss. If our evaluations indicate loss contingencies that could be material are not probable, but are reasonably possible, we will disclose their nature with an estimate of possible range of losses or a statement that such loss is not reasonably estimable. As of December 31, 2016 and 2015, the Company did not have any accruals for asserted or unasserted matters.
As an owner and developer of real estate, the Company is subject to various environmental laws of federal, state and local governments. The Company is not aware of any environmental liability that could have a material adverse effect on its financial condition or results of operations. However, changes in applicable environmental laws and regulations, the uses and conditions of real estate in the vicinity of the Company’s real estate and other environmental conditions of which the Company is unaware with respect to the real estate could result in future environmental liabilities.
The Company has provided credit enhancements in connection with joint venture borrowings in the form of LTV maintenance agreements in order to secure the joint venture's performance under the loans and maintenance of certain LTV ratios. The Company has also entered into agreements with its partners in each of the unconsolidated joint ventures whereby the Company and its partners are apportioned liability under the LTV maintenance agreements according to their respective capital interest. In addition, the agreements provide the Company, to the extent its partner has an unpaid liability under such credit enhancements, the right to receive distributions from the unconsolidated joint venture that would otherwise be made to the partner. However, there is no guarantee that such distributions will be made or will be sufficient to cover the share of the liability apportioned to us. The loans underlying the LTV maintenance agreements comprise acquisition and development loans, construction revolvers and model home loans, and the agreements remain in force until the loans are satisfied. Due to the nature of the loans, the outstanding balance at any given time is subject to a number of factors including the status of site improvements, the mix of horizontal and vertical development underway, the timing of phase build outs, and the period necessary to complete the escrow process for homebuyers. As of December 31, 2016 and 2015, $56.0 million and $74.1 million, respectively, was outstanding under the loans and credit enhanced by the Company through LTV maintenance agreements. Under the terms of the joint venture agreements, the Company's proportionate share of LTV maintenance agreement liabilities was $8.6 million and $22.5 million, respectively, as of December 31, 2016 and December 31, 2015. In addition, the Company has provided completion agreements regarding specific performance for certain projects whereby the Company is required to complete the given project with funds provided by the beneficiary of the agreement. If there are not adequate funds available under the specific project loans, the Company would then be subject to financial liability under such completion agreements. Typically, under such terms of the joint venture agreements, the Company has the right to apportion the respective share of any costs funded under such completion agreements to its partners. However, there is no guarantee that we will be able to recover against our partners for such amounts owed to us under the terms of such joint venture agreements.

In connection with providing credit enhancements, the Company recognized $0, $0 and $18,927 in guaranty fee income during the years ended December 31, 2016, 2015 and 2014, respectively, in other expense, net, in the accompanying consolidated statements of operations.
We obtain surety bonds in the normal course of business to ensure completion of certain infrastructure improvements of our projects. As of December 31, 2016 and 2015, the Company had outstanding surety bonds totaling $44.0 million and $33.6 million, respectively. The estimated remaining costs to complete of such improvements was $15.7 million and $17.0 million, respectively. The beneficiaries of the bonds are various municipalities and other organizations. In the event that any such surety bond issued by a third party is called because the required improvements are not completed, the Company could be obligated to reimburse the issuer of the bond.
On May 6, 2015, the Company entered into a letter of credit facility agreement that allows the Company and certain affiliated unconsolidated joint ventures to issue up to $5.0 million in letters of credit. The agreement includes an option to increase this amount to $7.5 million, subject to certain conditions. As of December 31, 2016, our affiliated unconsolidated joint ventures had $3.6 million in outstanding letters of credit issued under this facility.
We lease our corporate headquarters in Aliso Viejo, California. The lease on this facility consists of approximately 18,700 square feet and expires in November 2020. In addition, we lease divisional offices in Northern California, Southern

California and Arizona, including approximately 4,800 square feet through May 2020 in Roseville, approximately 7,700 square feet through September 2021 in Walnut Creek, approximately 1,400 square feet through July 2018 in Agoura Hills and approximately 2,000 square feet through January 2018 in Scottsdale. As of December 31, 2016, the future minimum lease payments under non-cancelable operating leases, primarily associated with our office facilities, are as follows (dollars in thousands):

2017	$2,274
2018	1,048
2019	1,134
2020	1,080
2021	283
Thereafter	—
$5,819

For the years ended December 31, 2016, 2015 and 2014, rent expense was $1.1 million, $0.9 million, and $0.7 million, respectively, and is included in general and administrative expenses.

11.    Related Party Transactions
During the years ended December 31, 2016, 2015 and 2014, the Company incurred construction-related costs on behalf of its unconsolidated joint ventures totaling $9.4 million, $11.3 million and $8.0 million, respectively. As of December 31, 2016 and 2015, $0.2 million and $0.3 million, respectively, are included in due from affiliates in the accompanying consolidated balance sheets.
The Company has entered into Management Agreements with its unconsolidated joint ventures to provide management services related to the underlying projects. Pursuant to the Management Agreements, the Company receives a management fee based on each project’s revenues. During the years ended December 31, 2016, 2015 and 2014, the Company earned $8.2 million, $12.4 million and $9.6 million, respectively, in management fees, which have been recorded as fee building revenue in the accompanying consolidated statements of operations. As of December 31, 2016 and 2015, $0.6 million and $0.7 million, respectively, of management fees are included in due from affiliates in the accompanying consolidated balance sheets.
One member of the Company's board of directors beneficially owns more than 10% of the Company's outstanding common stock through an affiliated entity and is also affiliated with an entity that has investments in two of the Company's unconsolidated joint ventures. As of December 31, 2016, the Company's investment in these two unconsolidated joint ventures totaled $10.2 million.
TL Fab LP, an affiliate of Paul Heeschen, one of the Company's non-employee directors, was engaged by the Company and some of its unconsolidated joint ventures as a trade contractor to provide metal fabrication services. For the years ended December 31, 2016, 2015 and 2014, the Company incurred $0.3 million, $0.1 million and $0.1 million, respectively, for these services. The Company's unconsolidated joint ventures incurred $0.6 million, $0.8 million and $1.1 million, respectively, for these services for the years ended December 31, 2016, 2015 and 2014. Of these costs, $33,000 and $45,000 was due to TL Fab LP from the Company at December 31, 2016 and 2015, respectively, and $14,000 and $120,000 was due to TL Fab LP from the Company's unconsolidated joint ventures at December 31, 2016 and 2015, respectively.
On June 29, 2015, the Company formed a new unconsolidated joint venture and received capital credit in excess of our contributed land basis. As a result, the Company recognized $1.6 million in equity in net income of unconsolidated joint ventures and deferred $0.4 million in profit from unconsolidated joint ventures related to this transaction for the year ended December 31, 2015. During 2016, $0.1 million of the previously deferred revenue was recognized as equity in net income of unconsolidated joint ventures and at December 31, 2016, $0.3 million remained unrecognized and included in accrued expenses and other liabilities in the accompanying consolidated balance sheets.
In its ordinary course of business, the Company enters into agreements to purchase lots from unconsolidated land development joint ventures of which it is a member. For the years ended December 31, 2016 and December 31, 2015, the company purchased $6.5 million and $20.2 million, respectively, of land from unconsolidated land development joint ventures. In accordance with ASC 360-20, Property, Plant and Equipment - Real Estate Sales ("ASC 360-20"), the Company defers its portion of the underlying gain from the joint venture's sale of these lots. When the Company purchases lots directly from the joint venture, the deferred gain is recorded as a reduction to the Company's land basis on the purchased lots. In certain instances, a third party may purchase lots from our unconsolidated joint ventures with the intent to finish the lots. Then, the Company has an option to acquire these finished lots from the third party. In these instances, the Company defers its portion of the underlying gain and records the deferred gain as deferred profit from unconsolidated joint ventures included in accrued expenses and other liabilities in the accompanying consolidated balance sheets. Once the lot is purchased by the Company, the pro-rata share of the previously deferred profit is recorded as a reduction to the Company's land basis in the purchased lots. In both instances, the gain is ultimately recognized when the Company delivers lots to third-party home buyers at the time of the home closing. At December 31, 2016 and 2015, $0.6 million and $1.2 million, respectively, of deferred gain from lot sale transactions is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets as deferred profit from unconsolidated joint ventures. In addition, at December 31, 2016 and 2015, $0.7 million and $1.1 million, respectively, of deferred gain from lot sale transactions remained unrecognized and included as a reduction to land basis in the accompanying consolidated balance sheets.
The Company’s land purchase agreement with one of its unconsolidated joint ventures, TNHC-HW Cannery LLC, requires profit participation payments due upon the closing of each home.  Payment amounts are calculated based upon a percentage of estimated net profits and are due every 90 days after the first home closing.  As of December 31, 2016, no profit participation was due to TNHC-HW Cannery LLC, and due to a change in estimates, the Company was owed a refund of $0.2 million from TNHC-HW Cannery LLC for profit participation overpayments. Also per the purchase agreement, the Company is due $0.1 million in fee credits from TNHC-HW Cannery LLC at December 31, 2016. Both amounts are included in due from affiliates in the accompanying consolidated balance sheets. As of December 31, 2015, $0.3 million of profit participation was due to TNHC-HW Cannery LLC, which is included in due to affiliates in the accompanying consolidated balance sheets.
On January 15, 2016, the Company entered into an assignment and assumption of membership interest agreement (the “Buyout Agreement”) for its partner's interest in the TNHC San Juan LLC unconsolidated joint venture. Per the terms of the Buyout Agreement, the Company contributed $20.6 million to the joint venture, and the joint venture made a liquidating cash distribution to our partner for the same amount in exchange for its membership interest. Prior to the buyout, the Company accounted for its investment in TNHC San Juan LLC as an equity method investment. After the buyout, TNHC San Juan LLC is now a wholly owned subsidiary of the Company.
During June 2016, our LR8 Investors LLC unconsolidated joint venture (LR8) made its final distributions, allocated $0.5 million of income to the Company from a reduction in warranty reserves, and our outside equity partner exited the joint venture. Upon the change in control, we were required to consolidate this venture as a wholly owned subsidiary, and the Company assumed the cash, accounts receivable, accounts payable, and accrued liabilities, including warranty reserve, of the joint venture. As part of this transaction, and in accordance with ASC 805, Business Combinations, the Company also recognized a gain of $1.1 million due to the purchase of our JV partner's interest for less than its carrying value.

12.    Stock-Based Compensation
On August 18, 2010, the Company granted equity-based units to certain members of management valued on the date of grant at $1.9 million with a four year vesting period. Recipients of the equity-based units had the right to receive certain distributions, if any, from the Company following return of capital to its equity members. The share-based units vested upon completion of the IPO, and the remaining unrecognized compensation expense of $316,667 was recognized during the first quarter of 2014, and is included in general and administrative expense in the accompanying consolidated statements of operations.
The 2014 Long-Term Incentive Plan (the “2014 Incentive Plan”), was adopted by our board of directors in January 2014. The 2014 Incentive Plan provides for the grant of equity-based awards, including options to purchase shares of common stock, stock appreciation rights, restricted and unrestricted stock awards, restricted stock units and performance awards. The 2014 Incentive Plan will automatically expire on the tenth anniversary of its effective date.
The number of shares of our common stock that are authorized to be issued under the 2014 Incentive Plan is 1,644,875 shares. To the extent that shares of the Company's common stock subject to an outstanding option, stock appreciation right, stock award or performance award granted under the 2014 Incentive Plan or any predecessor plan are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award or the settlement of such award in cash, then such shares of common stock generally shall again be available under the 2014 Incentive Plan.
The Company has issued stock option and restricted stock unit awards under the 2014 Incentive Plan. As of December 31, 2016, 15,497 shares remain available for grant under the 2014 Incentive Plan. The exercise price of stock-based awards may not be less than the market value of the Company's common stock on the date of grant. The fair value for stock options is established at the date of grant using the Black-Scholes model for time-based vesting awards. The Company's stock option and restricted stock awards typically vest over a one to three year period and the stock options expire ten years from the date of grant.
At our 2016 Annual Meeting of Shareholders on May 24, 2016, our shareholders approved the 2016 Incentive Award Plan (the "2016 Incentive Plan"). The 2016 Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and other stock- or cash-based awards. Non-employee directors of the Company and employees and consultants of the Company, or any of its subsidiaries, are eligible to receive awards under the 2016 Incentive Plan. The 2016 Incentive Plan authorizes the issuance of 800,000 shares of common stock, subject to certain limitations. The 2016 Incentive Plan will expire on February 23, 2026. At December 31, 2016, no awards had been granted from the 2016 Incentive Plan.
A summary of the Company’s common stock option activity as of and for the year ended December 31, 2016, 2015 and 2014 is presented below:

	Year Ended December 31,
	2016		2015		2014
	Number of Shares	Weighted-Average Exercise Price per Share	Number of Shares	Weighted-Average Exercise Price per Share	Number of Shares	Weighted-Average Exercise Price per Share
Outstanding Stock Option Activity
Outstanding, beginning of period	840,298	$11.00	846,874	$11.00	—	$—
Granted	—	$—	—	$—	872,683	$11.00
Exercised	—	$—	(1,584)	$11.00	—	$—
Forfeited	(4,512)	$11.00	(4,992)	$11.00	(25,809)	$11.00
Outstanding, end of period	835,786	$11.00	840,298	$11.00	846,874	$11.00
Exercisable, end of period	42,042	$11.00	23,133	$11.00	—	$—

A summary of the Company’s restricted stock units activity as of and for the year ended December 31, 2016, 2015 and 2014 is presented below:

	Year Ended December 31,
	2016		2015		2014
	Number of Shares	Weighted-Average Grant-Date Fair Value per Share	Number of Shares	Weighted-Average Grant-Date Fair Value per Share	Number of Shares	Weighted-Average Grant-Date Fair Value per Share
Restricted Stock Units Activity
Outstanding, beginning of period	308,386	$14.20	112,233	$11.36	—	$—
Granted	414,045	$10.05	294,355	$14.46	118,937	$11.34
Vested	(231,633)	$14.22	(85,386)	$11.48	—	$—
Forfeited	(15,809)	$11.62	(12,816)	$13.44	(6,704)	$11.00
Outstanding, end of period	474,989	$10.66	308,386	$14.20	112,233	$11.36

The expense related to the Company's stock-based compensation programs, included in general and administrative expense in the accompanying consolidated statements of operations, was as follows:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in thousands)
Expense related to:
Equity based incentive units	$—	$—	$317
Stock options	1,054	1,184	1,128
Restricted stock units	2,417	2,700	877
	$3,471	$3,884	$2,322

The following table presents details of the assumptions used to calculate the weighted-average grant date fair value of common stock options granted by the Company:

	Year Ended December 31,
	2016	2015	2014
Expected term (in years)	4.3	4.3	4.3
Expected volatility	49.0%	49.0%	49.0%
Risk-free interest rate	1.2%	1.2%	1.2%
Expected dividends	—	—	—
Weighted-average grant date fair value per share	$4.43	$4.43	$4.43

The following table presents details of the assumptions used to calculate the re-measurement date fair value of common stock options granted to Mr. Davis by the Company in accordance with ASC 505-50 as discussed in Note 1:

	Year Ended December 31,
	2016	2015
Expected term (in years)	1.1	2.1
Expected volatility	36.7%	28.2%
Risk-free interest rate	0.9%	1.1%
Expected dividends	—	—
Re-measurement date fair value per share	$2.14	$3.21

We used the "simplified method" to establish the expected term of the common stock options granted by the Company. Our restricted stock awards are valued based on the closing price of our common stock on the date of grant. At December 31, 2016, the amount of unearned stock-based compensation currently estimated to be expensed through 2019 related to common stock options and restricted stock unit awards is $3.3 million, net of estimated forfeitures. The weighted-average period over which the unearned stock-based compensation is expected to be recognized is 1.9 years. If there are any modifications or cancellations of the underlying unvested awards, the Company may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense.

13.     Income Taxes

As discussed in Note 1, for the first 30 calendar days of 2014, the Company was a Delaware LLC which was treated as partnership for income tax purposes and was subject to certain minimal taxes and fees; however, income taxes on taxable income or losses realized by the Company were the obligation of the members.
The provision for income taxes includes the following:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in thousands)
Current provision for income taxes:
Federal	$10,321	$10,822	$4,722
State	3,375	3,386	1,343
	13,696	14,208	6,065
Deferred benefit for income taxes:
Federal	(506)	(1,522)	(4,600)
State	(166)	(153)	(1,219)
	(672)	(1,675)	(5,819)
Provision for income taxes	$13,024	$12,533	$246

The effective tax rate differs from the federal statutory rate of 35% due to the following items:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in thousands)
Income before taxes of taxable entities	$33,950	$33,911	$5,003
Provision for income taxes at federal statutory rate	$(11,883)	$(11,869)	$(1,751)
(Increases) decreases in tax resulting from:
State income taxes, net of federal benefit	(1,977)	(1,979)	(293)
Manufacturing deduction	1,142	1,274	225
Deferred tax assets upon conversion to a corporation	—	—	1,495
Tax rate change	—	—	100
Other	(306)	41	(22)
Provision for income taxes	$(13,024)	$(12,533)	$(246)
Effective tax rate	38.4%	37.0%	4.9%
The Company accounts for income taxes in accordance with ASC 740, which requires an asset and liability approach for measuring deferred taxes based on temporary differences between the financial statements and tax bases of assets and liabilities existing at each balance sheet date using enacted tax rates for the years in which taxes are expected to be paid or recovered.

The components of our deferred income tax asset are as follows:

	December 31,
	2016	2015
	(Dollars in thousands)
State taxes	$1,229	$1,300
Reserves and accruals	2,407	2,128
Intangible assets	359	548
Share based compensation	2,118	1,999
Inventory	1,150	868
Investments in joint ventures	1,290	822
Depreciation	(119)	(149)
Deferred tax asset, net	$8,434	$7,516
Each quarter we assess our deferred tax asset to determine whether all or any portion of the asset is more likely than not unrealizable under ASC 740. We are required to establish a valuation allowance for any portion of the asset we conclude is more likely than not unrealizable. Our assessment considers, among other things, the nature, frequency and severity of prior cumulative losses, forecasts of future taxable income, the duration of statutory carryforward periods, our utilization experience with operating loss and tax credit carryforwards and the planning alternatives, to the extent these items are applicable.
The Company classifies any interest and penalties related to income taxes assessed as part of income tax expense. The Company has concluded that there were no significant uncertain tax positions requiring recognition in its financial statements, nor has the Company been assessed interest or penalties by any major tax jurisdictions related to any open tax periods. We are subject to U.S. federal income tax examination for calendar tax years ending 2014 through 2016 and various state income tax examinations for 2014 through 2016 calendar tax years.  Our 2014 U.S. federal income tax return is currently under examination.

14.    Segment Information
The Company’s operations are organized into two reportable segments: homebuilding and fee building. In determining the most appropriate reportable segments, we considered similar economic and other characteristics, including product types, average selling prices, gross margins, production processes, suppliers, subcontractors, regulatory environments, land acquisition results, and underlying demand and supply in accordance with ASC Topic 280, Segment Reporting.
Our homebuilding operations acquire and develop land and construct and sell single-family attached and detached homes. Our fee building operations build homes and manage construction related activities on behalf of third-party property owners and our joint ventures. Corporate is a non-operating segment that develops and implements strategic initiatives and supports our operating segments by centralizing key administrative functions such as accounting, finance and treasury, information technology, insurance and risk management, litigation, marketing and human resources.  A portion of the expenses incurred by Corporate are allocated to the fee building segment primarily based on their respective percentage of revenues. The assets of our fee building segment primarily consist of cash, restricted cash and accounts receivable. The majority of our Corporate personnel and resources are primarily dedicated to activities relating to our homebuilding segment, and, therefore, the balance of any unallocated Corporate expenses and assets are included in our homebuilding segment.
The reportable segments follow the same accounting policies as our consolidated financial statements described in Note 1. Operational results of each reportable segment are not necessarily indicative of the results that would have been achieved had the reportable segment been an independent, stand-alone entity during the periods presented. Financial information relating to reportable segments was as follows:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in thousands)
Revenues:
Homebuilding	$507,949	$280,209	$56,094
Fee building, including management fees	186,507	149,890	93,563
Total	$694,456	$430,099	$149,657

Income before income taxes:
Homebuilding	$25,546	$23,698	$497
Fee building, including management fees	8,404	10,213	4,506
Total	$33,950	$33,911	$5,003

	December 31,
	2016	2015
	(Dollars in thousands)
Assets:
Homebuilding	$393,095	$331,697
Fee building	26,041	19,573
Total	$419,136	$351,270

15.    Pro Forma Net Income and Earnings per Share (Unaudited)
The pro forma amounts reflect the income tax provision as if the Company was a taxable corporation as of the beginning of the period, and assume the Company filed a consolidated tax return for the periods presented.
For the year ended December 31, 2014, the pro forma tax provision assumes the Company's taxable income for the year would have included pretax income earned between January 1, 2014 and January 30, 2014, prior to the conversion to a taxable corporation. In addition, a net deferred income tax asset of $1.5 million was recognized as a result of the conversion to a taxable entity during the first quarter of 2014. However, the pro forma results exclude the effect of the conversion adjustment because of its nonrecurring nature.
Basic and diluted earnings per share and pro forma basic and diluted earnings per share give effect to the conversion of the Company's members' equity into common stock on January 30, 2014 as though the conversion had occurred as of the beginning of the reporting period or the original date of issuance, if later. See Note 2.

Year Ended December 31,
2014

Income before taxes	$5,003
Pro forma income tax provision to reflect the conversion to a C Corporation	(1,648)
Pro forma net income	3,355
Net loss attributable to noncontrolling interests	30
Pro forma net income attributable to The New Home Company Inc.	$3,385
Pro forma basic earnings per share attributable to The New Home Company Inc.	$0.21
Pro forma diluted earnings per share attributable to The New Home Company Inc.	$0.21

16.    Results of Quarterly Operations (Unaudited)

The following table presents our unaudited quarterly financial data. In our opinion, this information has been prepared on a basis consistent with that of our audited consolidated financial statements and all necessary material adjustments, consisting of normal recurring accruals and adjustments, have been included to present fairly the unaudited quarterly financial data. Our quarterly results of operations for these periods are not necessarily indicative of future results of operations.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(Dollars in thousands, except per share amounts)
2016
Home sales revenue	$42,303	$78,836	$125,142	$261,668	$507,949
Cost of home sales	36,670	69,390	105,799	221,700	433,559
Home sales impairments	—	—	—	2,350	2,350
Homebuilding gross margin	$5,633	$9,446	$19,343	$37,618	$72,040
Land sale impairment	$—	$—	$—	$1,150	$1,150
Land sales gross margin	$—	$—	$—	$(1,150)	$(1,150)
Fee building revenue	$42,937	$30,028	$52,761	$60,781	$186,507
Cost of fee building	40,914	28,317	50,832	58,040	178,103
Fee building gross margin	$2,023	$1,711	$1,929	$2,741	$8,404
Income (loss) before income taxes	$(1,111)	$3,939	$9,042	$22,080	$33,950
Net (loss) income attributable to The New Home Company Inc.	$(814)	$2,509	$5,547	$13,780	$21,022
Basic earnings (loss) per share attributable to The New Home Company Inc.(1)	$(0.04)	$0.12	$0.27	$0.67	$1.02
Diluted earnings (loss) per share attributable to The New Home Company Inc.(1)	$(0.04)	$0.12	$0.27	$0.66	$1.01

2015
Home sales revenue	$56,235	$19,202	$57,878	$146,894	$280,209
Cost of home sales	47,408	16,598	48,741	122,485	235,232
Homebuilding gross margin	$8,827	$2,604	$9,137	$24,409	$44,977
Fee building revenue	$46,630	$26,429	$29,099	$47,732	$149,890
Cost of fee building	43,777	25,209	27,028	43,663	139,677
Fee building gross margin	$2,853	$1,220	$2,071	$4,069	$10,213
Income before income taxes	$7,431	$415	$6,594	$19,471	$33,911
Net income attributable to The New Home Company Inc.	$4,569	$449	$4,444	$12,226	$21,688
Basic earnings per share attributable to The New Home Company Inc. (1)	$0.28	$0.03	$0.27	$0.70	$1.29
Diluted earnings per share attributable to The New Home Company Inc. (1)	$0.28	$0.03	$0.27	$0.69	$1.28

(1)	Some amounts do not add to our full year results presented on our consolidated statement of operations due to rounding differences in quarterly and annual weighted average share calculations.

17. Supplemental Disclosure of Cash Flow Information

The following table presents certain supplemental cash flow information:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in thousands)
Supplemental disclosures of cash flow information
Interest paid, net of amounts capitalized	$—	$—	$—
Income taxes paid	$13,670	$11,261	$1,470
Supplemental disclosures of non-cash transactions
Purchase of real estate with note payable to land seller	$—	$—	$17,000
Purchase of real estate with notes payable to affiliate	$—	$747	$—
Contribution of real estate to unconsolidated joint ventures	$798	$18,828	$1,890
Contribution of real estate from noncontrolling interest in subsidiary	$—	$1,301	$1,252
Deductible transaction costs and additional contribution of deferred tax assets from IPO	$—	$—	$808
Assets assumed from unconsolidated joint ventures	$46,811	$—	$—
Liabilities and equity assumed from unconsolidated joint ventures	$47,197	$—	$—

18. Supplemental Guarantor Information

The Company's 7.25% Senior Notes due 2022 (the "Notes") are guaranteed, on an unsecured basis, jointly and severally, by all of the Company's 100% owned subsidiaries (collectively, the "Guarantors"). The guarantees are full and unconditional. The Indenture governing the Notes (the "Indenture") provides that the guarantees of a Guarantor will be automatically and unconditionally released and discharged: (1) upon any sale, transfer, exchange or other disposition (by merger, consolidation or otherwise) of all of the equity interests of such Guarantor after which the applicable Guarantor is no longer a “Restricted Subsidiary” (as defined in the Indenture), which sale, transfer, exchange or other disposition is made in compliance with applicable provisions of the Indenture; (2) upon the proper designation of such Guarantor as an “Unrestricted Subsidiary” (as defined in the Indenture), in accordance with the Indenture; (3) upon request of the Company and certification in an officers’ certificate provided to the trustee that the applicable Guarantor has become an “Immaterial Subsidiary” (as defined in the Indenture), so long as such Guarantor would not otherwise be required to provide a guarantee pursuant to the Indenture; provided that, if immediately after giving effect to such release the consolidated tangible assets of all Immaterial Subsidiaries that are not Guarantors would exceed 5.0% of consolidated tangible assets, no such release shall occur, (4) if the Company exercises its legal defeasance option or covenant defeasance option under the Indenture or if the obligations of the Company and the Guarantors are discharged in compliance with applicable provisions of the Indenture, upon such exercise or discharge; (5) unless a default has occurred and is continuing, upon the release or discharge of such Guarantor from its guarantee of any indebtedness for borrowed money of the Company and the Guarantors so long as such Guarantor would not then otherwise be required to provide a guarantee pursuant to the Indenture; or (6) upon the full satisfaction of the Company’s obligations under the Indenture; provided that in each case if such Guarantor has incurred any indebtedness in reliance on its status as a Guarantor in compliance with applicable provisions of the Indenture, such Guarantor’s obligations under such indebtedness, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted to be incurred by a Restricted Subsidiary (other than a Guarantor) in compliance with applicable provisions of the Indenture. The Company has determined that separate, full financial statements of the Guarantors would not be material to investors and, accordingly, supplemental financial information for the Guarantors is presented.

As the guarantees were made in connection with the first and second quarter 2017 private offering of notes, the Guarantors’ condensed financial information is presented as if the guarantees existed during the period presented. If any subsidiaries are released from the guarantees in future periods, the changes are reflected prospectively.

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS

	December 31, 2016
	NWHM Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated NWHM
	(Dollars in thousands)
Assets
Cash and cash equivalents	$16,385	$13,842	$269	$—	$30,496
Restricted cash	—	585	—	—	585
Contracts and accounts receivable	30	29,774	—	(1,971)	27,833
Intercompany receivables	73,972	—	—	(73,972)	—
Due from affiliates	—	1,138	—	—	1,138
Real estate inventories	—	286,928	—	—	286,928
Investment in and advances to unconsolidated joint ventures	—	50,857	—	—	50,857
Investment in subsidiaries	268,411	—	—	(268,411)	—
Other assets	9,381	11,918	—	—	21,299
Total assets	$368,179	$395,042	$269	$(344,354)	$419,136

Liabilities and equity
Accounts payable	$167	$32,900	$27	$—	$33,094
Accrued expenses and other liabilities	5,489	19,763	108	(1,942)	23,418
Intercompany payables	—	73,972	—	(73,972)	—
Due to affiliates	—	29	—	(29)	—
Unsecured revolving credit facility	118,000	—	—	—	118,000
Total liabilities	123,656	126,664	135	(75,943)	174,512
Stockholder's equity	244,523	268,378	33	(268,411)	244,523
Noncontrolling interest	—	—	101	—	101
Total equity	244,523	268,378	134	(268,411)	244,624
Total liabilities and equity	$368,179	$395,042	$269	$(344,354)	$419,136

	December 31, 2015
	NWHM Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated NWHM
	(Dollars in thousands)
Assets
Cash and cash equivalents	$18,129	$27,140	$605	$—	$45,874
Restricted cash	—	380	—	—	380
Contracts and accounts receivable	—	25,246	—	(1,286)	23,960
Intercompany receivables	49,539	—	—	(49,539)	—
Due from affiliates	—	1,033	—	(54)	979
Real estate inventories	—	197,074	3,562	—	200,636
Investment in and advances to unconsolidated joint ventures	—	60,572	—	—	60,572
Investment in subsidiaries	227,435	—	—	(227,435)	—
Other assets	8,052	10,318	499	—	18,869
Total assets	$303,155	$321,763	$4,666	$(278,314)	$351,270

Liabilities and equity
Accounts payable	$—	$25,994	$377	$—	$26,371
Accrued expenses and other liabilities	7,456	13,514	143	(1,286)	19,827
Intercompany payables	—	49,539	—	(49,539)	—
Due to affiliates	—	293	54	(54)	293
Unsecured revolving credit facility	74,924	—	—	—	74,924
Other notes payable	—	6,000	2,158	—	8,158
Total liabilities	82,380	95,340	2,732	(50,879)	129,573
Stockholders' equity	220,775	226,423	1,012	(227,435)	220,775
Noncontrolling interest	—	—	922	—	922
Total equity	220,775	226,423	1,934	(227,435)	221,697
Total liabilities and equity	$303,155	$321,763	$4,666	$(278,314)	$351,270

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Year Ended December 31, 2016
	NWHM Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated NWHM
	(Dollars in thousands)
Revenues:
Home sales	$—	$502,792	$5,157	$—	$507,949
Fee Building	—	186,662	—	(155)	186,507
	—	689,454	5,157	(155)	694,456
Cost of Sales:
Home sales	—	428,881	4,678	—	433,559
Home sales impairments	—	2,350	—	—	2,350
Land sale impairment	—	1,150	—	—	1,150
Fee building	2,240	175,863	—	—	178,103
	2,240	608,244	4,678	—	615,162
Gross Margin:
Home sales	—	71,561	479	—	72,040
Land sale impairment	—	(1,150)	—	—	(1,150)
Fee building	(2,240)	10,799	—	(155)	8,404
	(2,240)	81,210	479	(155)	79,294
Selling and marketing expenses	—	(26,058)	(686)	—	(26,744)
General and administrative expenses	(14,719)	(11,163)	—	—	(25,882)
Equity in net income of unconsolidated joint ventures	—	7,691	—	—	7,691
Equity in net income (loss) of subsidiaries	32,091	—	—	(32,091)	—
Other (expense) income, net	(119)	(303)	(142)	155	(409)
Income (loss) before income taxes	15,013	51,377	(349)	(32,091)	33,950
Benefit (provision) for income taxes	6,009	(19,033)	—	—	(13,024)
Net income (loss)	21,022	32,344	(349)	(32,091)	20,926
Net loss attributable to noncontrolling interest	—	—	96	—	96
Net income (loss) attributable to The New Home Company Inc.	$21,022	$32,344	$(253)	$(32,091)	$21,022

	Year Ended December 31, 2015
	NWHM Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated NWHM
	(Dollars in thousands)
Revenues:
Home sales	$—	$269,225	$10,984	$—	$280,209
Fee Building	—	150,220	—	(330)	149,890
	—	419,445	10,984	(330)	430,099
Cost of Sales:
Home sales	—	225,379	9,853	—	235,232
Fee building	1,735	137,942	—	—	139,677
	1,735	363,321	9,853	—	374,909
Gross Margin:
Home sales	—	43,846	1,131	—	44,977
Fee building	(1,735)	12,278	—	(330)	10,213
	(1,735)	56,124	1,131	(330)	55,190
Selling and marketing expenses	—	(12,378)	(1,363)	—	(13,741)
General and administrative expenses	(13,602)	(6,676)	—	—	(20,278)
Equity in net income of unconsolidated joint ventures	—	13,767	—	—	13,767
Equity in net income (loss) of subsidiaries	31,423	—	—	(31,423)	—
Other (expense) income, net	(301)	(414)	(642)	330	(1,027)
Income (loss) before income taxes	15,785	50,423	(874)	(31,423)	33,911
Benefit (provision) for income taxes	5,903	(18,436)	—	—	(12,533)
Net income (loss)	21,688	31,987	(874)	(31,423)	21,378
Net loss attributable to noncontrolling interest	—	—	310	—	310
Net income (loss) attributable to The New Home Company Inc.	$21,688	$31,987	$(564)	$(31,423)	$21,688

	Year Ended December 31, 2014
	NWHM Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated NWHM
	(Dollars in thousands)
Revenues:
Home sales	$—	$53,508	$2,586	$—	$56,094
Fee Building	—	93,563	—	—	93,563
	—	147,071	2,586	—	149,657
Cost of Sales:
Home sales	—	44,773	2,070	—	46,843
Fee building	1,589	87,468	—	—	89,057
	1,589	132,241	2,070	—	135,900

Gross Margin:
Home sales	—	8,735	516	—	9,251
Fee building	(1,589)	6,095	—	—	4,506
	(1,589)	14,830	516	—	13,757
Selling and marketing expenses	—	(3,485)	(498)	—	(3,983)
General and administrative expenses	(6,978)	(5,442)	—	—	(12,420)
Equity in net income of unconsolidated joint ventures	—	8,443	—	—	8,443
Equity in net income (loss) of subsidiaries	10,678	—	—	(10,678)	—
Other income (expense), net	96	(812)	(78)	—	(794)
Income (loss) before income taxes	2,207	13,534	(60)	(10,678)	5,003
Benefit (provision) for income taxes	2,580	(2,826)	—	—	(246)
Net income (loss)	4,787	10,708	(60)	(10,678)	4,757
Net loss attributable to noncontrolling interest	—	—	30	—	30
Net income (loss) attributable to The New Home Company Inc.	$4,787	$10,708	$(30)	$(10,678)	$4,787

SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2016
	NWHM Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated NWHM
	(Dollars in thousands)
Net cash (used in) provided by operating activities	$(7,041)	$(11,753)	$3,272	$(26,894)	$(42,416)
Investing activities:
Purchases of property and equipment	(193)	(246)	—	—	(439)
Cash assumed from joint venture at consolidation	—	2,009	—	—	2,009
Contributions and advances to unconsolidated joint venture	—	(15,088)	—	—	(15,088)
Contributions to subsidiaries from corporate	(225,169)	—	—	225,169	—
Distributions of capital from subsidiaries	189,392	725	—	(190,117)	—
Distributions of capital from unconsolidated joint ventures	—	15,307	—	—	15,307
Net cash (used in) provided by investing activities	$(35,970)	$2,707	$—	$35,052	$1,789
Financing activities:
Borrowings from credit facility	223,050	—	—	—	223,050
Repayments of credit facility	(179,974)	—	—	—	(179,974)
Borrowings from other notes payable	—	—	343	—	343
Repayments of other notes payable	—	(13,135)	(2,501)	—	(15,636)
Payment of debt issuance costs	(1,064)	—	—	—	(1,064)
Cash distributions to noncontrolling interest in subsidiary	—	—	(725)	—	(725)
Contributions to subsidiaries from corporate	—	225,169	—	(225,169)	—
Distributions to corporate from subsidiaries	—	(216,286)	(725)	217,011	—
Minimum tax withholding paid on behalf of employees for stock awards	(648)	—	—	—	(648)
Excess income tax provision from stock-based compensation	(97)	—	—	—	(97)
Net cash provided by (used in) financing activities	$41,267	$(4,252)	$(3,608)	$(8,158)	$25,249
Net decrease in cash and cash equivalents	(1,744)	(13,298)	(336)	—	(15,378)
Cash and cash equivalents – beginning of period	18,129	27,140	605	—	45,874
Cash and cash equivalents – end of period	$16,385	$13,842	$269	$—	$30,496

	Year Ended December 31, 2015
	NWHM Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated NWHM
	(Dollars in thousands)
Net cash provided by (used in) operating activities	$(1,902)	$(10,211)	$5,282	$(25,472)	$(32,303)
Investing activities:
Purchases of property and equipment	(259)	(159)	—	—	(418)
Contributions and advances to unconsolidated joint ventures	—	(13,028)	—	(2,000)	(15,028)
Contributions to subsidiaries from corporate	(131,778)	—	—	131,778	—
Distributions of capital from subsidiaries	104,695	647	—	(105,342)	—
Distributions of capital from unconsolidated joint ventures	—	32,026	—	—	32,026
Net cash (used in) provided by investing activities	$(27,342)	$19,486	$—	$24,436	$16,580
Financing activities:
Net proceeds from issuance of common stock	47,253	—	—	—	47,253
Borrowings from credit facility	99,450	—	—	—	99,450
Repayments of credit facility	(125,000)	—	—	—	(125,000)
Borrowings from other notes payable	—	—	3,552	—	3,552
Repayments of other notes payable	—	—	(5,171)	—	(5,171)
Cash distributions to noncontrolling interest in subsidiary	—	—	(2,411)	—	(2,411)
Contributions to subsidiaries from corporate	—	131,778	—	(131,778)	—
Distributions to corporate from subsidiaries	—	(132,167)	(647)	132,814	—
Minimum tax withholding paid on behalf of employees for stock awards	(248)	—	—	—	(248)
Excess income tax benefit from stock-based compensation	97	—	—	—	97
Tax valuation adjustment from stock-based compensation	17	—	—	—	17
Net cash provided by (used in) financing activities	$21,569	$(389)	$(4,677)	$1,036	$17,539
Net (decrease) increase in cash and cash equivalents	(7,675)	8,886	605	—	1,816
Cash and cash equivalents – beginning of period	25,804	18,254	—	—	44,058
Cash and cash equivalents – end of period	$18,129	$27,140	$605	$—	$45,874

	Year Ended December 31, 2014
	NWHM Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated NWHM
	(Dollars in thousands)
Net cash used in operating activities	$(19,645)	$(83,946)	$(4,884)	$(3,751)	$(112,226)
Investing activities:
Purchases of property and equipment	(678)	(205)	—	—	(883)
Contributions and advances to unconsolidated joint venture	—	(34,610)	—	—	(34,610)
Contributions to subsidiaries from corporate	(143,865)	(1,058)	—	144,923	—
Distributions of capital from subsidiaries	13,623	—	—	(13,623)	—
Distributions of capital from unconsolidated joint ventures	—	10,609	—	—	10,609
Net cash (used in) provided by investing activities	$(130,920)	$(25,264)	$—	$131,300	$(24,884)
Financing activities:
Net proceeds from issuance of common stock	87,800	—	—	—	87,800
Repurchase of common stock	(11,989)	—	—	—	(11,989)
Borrowings from credit facility	100,474	—	—	—	100,474
Borrowings from other notes payable	—	6,152	5,010	—	11,162
Repayments of other notes payable	—	(14,535)	(1,233)	—	(15,768)
Cash distributions to noncontrolling interest in subsidiary	—	—	(52)	—	(52)
Contributions to subsidiaries from corporate	—	143,865	1,058	(144,923)	—
Distributions to corporate from subsidiaries	—	(17,374)	—	17,374	—
Net cash provided by (used in) financing activities	$176,285	$118,108	$4,783	$(127,549)	$171,627
Net increase (decrease) in cash and cash equivalents	25,720	8,898	(101)	—	34,517
Cash and cash equivalents – beginning of period	84	9,356	101	—	9,541
Cash and cash equivalents – end of period	$25,804	$18,254	$—	$—	$44,058